Use these links to rapidly review the document
TRADEMARKS

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-188695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee Previously Paid(1)(2)	Amount of Registration Fee Paid Herewith(1)(3)

4.625% Senior Notes due 2021	$700,000,000	$23,687	$28,614

Guarantees of 4.625% Senior Notes due 2021	N/A	N/A(4)	N/A(4)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrants' Registration Statement on Form S-3 (File No. 333-188695) filed on May 20, 2013 (the "New Registration Statement"). Other than as set forth in the table above and in the footnotes below, in accordance with Rules 456(b) and 457(r), the registrants are continuing to defer payment of registration fees applicable to the New Registration Statement as provided in the "Calculation of Registration Fee" table included in the New Registration Statement.

(2)
A portion of the registration fee for the securities to which this prospectus supplement relates was previously paid in connection with the registrants' Registration Statement on Form S-3 (File No. 333-168846) filed with the Commission on August 13, 2010 (the "Prior Registration Statement"). An aggregate of $490,217,759 of unsold securities (the "Unsold Securities") that were originally registered by the registrants under the Prior Registration Statement were carried forward, pursuant to Rule 415(a)(6), to the New Registration Statement and are included in the securities to which this prospectus supplement relates. The registration fee of $23,687 previously paid with respect to the Unsold Securities (calculated at the rate in effect at the time the Prior Registration Statement was filed) continues to be applied to the Unsold Securities.

(3)
Relates to $209,782,241 of securities offered hereby that are not covered by filing fees carried forward from the Prior Registration Statement.

(4)
No additional consideration is being received for the guarantees and, therefore, no additional fee is required pursuant to Rule 457(n) of the Securities Act.

Prospectus Supplement
(To Prospectus Dated May 20, 2013)

$700,000,000

4.625% Senior Notes due 2021

        We are offering $700,000,000 aggregate principal amount of 4.625% senior notes due 2021, or the notes. The notes will mature on June 1, 2021. Interest on the notes is payable on June 1 and December 1 of each year, and the first interest payment date will be December 1, 2013.

        We may redeem some or all of the notes at any time on or after June 1, 2016 at the redemption prices set forth in this prospectus. We may redeem up to 35% of the aggregate principal amount of the notes prior to June 1, 2016 with the net proceeds from certain equity offerings. We may also redeem some or all of the notes at any time prior to June 1, 2016 at a redemption price equal to the "make whole" amount set forth in this prospectus supplement. In addition, if we sell certain of our assets or experience certain kinds of changes of control, we may be required to offer to repurchase the notes at the repurchase price set forth in this prospectus supplement. Redemption and repurchase prices are set forth under "Description of Notes—Optional Redemption" and "—Repurchase at the Option of Holders."

        The notes will be our unsecured senior obligations and will be guaranteed on an unsecured senior basis by each of our existing and future domestic subsidiaries. The notes and the guarantees will rank pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt (including any of our 7.625% senior notes due 2018 that remain outstanding following the completion of the tender and consent solicitation described below) and will rank senior in right of payment to our and such guarantors' other existing and future subordinated debt. The notes and the guarantees will be effectively subordinated to all of our and the guarantors' secured indebtedness (including all borrowings and other obligations under our credit agreement) to the extent of the value of the collateral securing such indebtedness and effectively junior in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes.

        We are offering to purchase for cash with net proceeds from this offering any and all of our outstanding 7.625% senior notes due 2018. We are also soliciting consents from the holders of the senior notes due 2018 to the adoption of certain proposed amendments to the indenture under which these notes were issued. See "Summary—Offer to Purchase and Consent Solicitation."

        Investing in our notes involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

	Per Note	Total
Initial public offering Price	100.000%	$700,000,000
Underwriting discounts and commissions(1)	1.500%	$10,500,000
Proceeds, before expenses, to B&G Foods, Inc.	98.500%	$689,500,000

(1)
See "Underwriting—Other Relationships."

        Interest on the notes will accrue from June 4, 2013 to the date of delivery.

        The underwriters expect that delivery of the notes and the guarantees will be made in book-entry form through The Depository Trust Company for the account of its participants on or about June 4, 2013, subject to conditions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is accurate or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers
Credit Suisse	Barclays	RBC Capital Markets

BofA Merrill Lynch	Deutsche Bank Securities

Co-Manager
RBS

The date of this prospectus supplement is May 20, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes, adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement controls.

        We have not authorized anyone to provide information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer or sale is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of our notes. Our financial condition, results of operations and business prospects may have changed since those dates.

S-i

        The terms "B&G Foods," "our," "we" and "us," as used in this prospectus supplement, refer to B&G Foods, Inc. and its wholly owned subsidiaries, except where it is clear that the term refers only to the parent company.

        Throughout this prospectus supplement, we refer to our fiscal years ended January 3, 2009, January 2, 2010, January 1, 2011, December 31, 2011, December 29, 2012 and December 28, 2013 as "fiscal 2008," "fiscal 2009," "fiscal 2010," "fiscal 2011," "fiscal 2012" and "fiscal 2013," respectively, and we refer to our thirteen week periods ended March 31, 2012 and March 30, 2013 as "first quarter of 2012" and "first quarter of 2013," respectively.

TRADEMARKS

        Ac'cent®, B&G®, B&M®, Bagel Crisps®, Baker's Joy®, Brer Rabbit®, Cream of Rice®, Cream of Wheat®, Don Pepino®, Grandma's®, Joan of Arc®, Kleen Guard®, Las Palmas®, Maple Grove Farms of Vermont®, Molly McButter®, Mrs. Dash®, New York Style®, Old London®, Ortega®, Panetini®, Polaner®, Polaner All Fruit®, Regina®, Sa-són Ac'cent®, Sclafani®, Static Guard®, Sugar Twin®, Trappey's®, TrueNorth®, Underwood®, Vermont Maid® and Wright's® are registered trademarks of our company or one of our subsidiaries, and Bloch & Guggenheimer™, Red Devil™ and Sa-són™ are trademarks of our company or one of our subsidiaries.

        Emeril's® is a registered trademark of MSLO Shared IP Sub LLC used under license by our company.

        Cinnabon® is a registered trademark of Cinnabon, Inc. used under license by our company.

        Crock-Pot® is a registered trademark of Sunbeam Products, Inc. used under license by our company.

        All other trademarks used in this prospectus supplement are trademarks or registered trademarks of their respective owners.

S-ii

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus supplement and should be read together with the more detailed information and financial data and statements contained elsewhere in or incorporated by reference into this prospectus supplement.

 Our Company

Overview

        We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable foods across the United States, Canada and Puerto Rico. Many of our branded food products hold either the number one or number two market position in their relevant markets. Our business is characterized by a stable and growing revenue base from our existing product portfolio and is augmented by acquisitions of highly attractive, shelf-stable brands. On a consolidated basis, our operating income margin is among the highest in the packaged food industry. Additionally, we generate strong cash flows as a result of our attractive margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. We believe that these characteristics enable our company to be a leader in successfully achieving sales growth for shelf-stable branded products and executing an aggressive, disciplined acquisition strategy.

        B&G Foods, including our subsidiaries and predecessors, has more than 120 years of experience in the marketplace. We have a well-established sales, marketing and distribution infrastructure that enables us to sell our products in all major U.S. food distribution channels. These channels include supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, non-food outlets, such as drug store chains and dollar stores, specialty distributors and military commissaries. We have developed and leveraged this infrastructure through our acquisition of more than 25 high quality brands since 1996. Our history includes a number of acquisitions of non-core brands from large, global packaged food companies, such as the B&M, Underwood, Ac'cent, Joan of Arc, Sa-són Ac'cent and Las Palmas brands from Pillsbury in 1999, the Ortega brand from Nestlé in 2003, the Grandma's Molasses brand from Cadbury Schweppes in 2006, the Cream of Wheat and Cream of Rice brands from Kraft in 2007, the Culver Specialty Brands (Mrs. Dash, Sugar Twin, Baker's Joy, Molly McButter, Static Guard and Kleen Guard brands) from Unilever in 2011 and the New York Style, Old London, Devonsheer and JJ Flats brands from Chipita in 2012. Based on our demonstrated record of successful acquisitions, we believe that we are well-positioned as a strategic acquirer of non-core brands from large, global packaged food companies. We have also successfully acquired brands from smaller, private companies, including most recently the Don Pepino and Sclafani brands from Violet Packing in 2010 and the TrueNorth brand from DeMet's Candy Company in May 2013.

        For the twelve months ended March 30, 2013, our company generated $647.7 million of net sales, $62.1 million of net income, $170.9 million of EBITDA (which we define as earnings before net interest expense, income taxes, depreciation, amortization and loss on extinguishment of debt) and $102.7 million of net cash provided by operating activities. During the first quarter of 2013, as compared to the first quarter of 2012, net sales increased by 8.8%, net income increased by 17.0%, EBITDA increased by 7.2% and net cash provided by operating activities increased by 10.1%.

Our Competitive Strengths

        We believe that our success in the packaged food industry and our financial results are due in large part to the following competitive strengths:

        Portfolio of high-margin brands with leading market positions in key growth segments.    We are focused on operating smaller, high-margin brands. We have assembled a diverse portfolio of brands consisting primarily of niche or specialty products with strong market positions and high operating income margins. Several of our brands compete in high growth categories that benefit from positive consumer spending trends. For example, our Cream of Wheat and Polaner Sugar Free Preserves with Added Fiber products compete in the health and wellness market segment. Our Ortega, Las Palmas and Sa-són Ac'cent brands compete in the U.S. Mexican and Hispanic market segment. Each of these categories has experienced among the highest growth in the packaged food industry. We believe that our diverse product portfolio provides a strong platform to capture growth in the packaged food industry and to generate strong profitability and significant cash flows while mitigating the financial impact of competitive pressure or commodity cost increases in any single brand or product.

        Well-developed and proven acquisition platform.    We believe that our focus on shelf-stable products, favorable relationships with retailers, operations and marketing expertise and leading acquisition integration capabilities allow us to be highly successful in growing our product and brand portfolio. We have acquired and successfully integrated over 25 brands since 1996. We seek to acquire shelf-stable brands with leading market positions, identifiable growth opportunities and high and sustainable margins that will add to our cash flows and return on capital. As a result, we seek to avoid brands in commodity driven categories. Our focus on shelf-stable branded products allows us to drive attractive profitability and gain efficiencies from our sales and distribution and general and administrative systems. We believe that our acquisition expertise and ability to integrate businesses quickly lead to successful expansion of acquired brands and the realization of significant cost synergies. As a result, we believe that we are an acquirer preferred by large, global packaged food companies for their non-core brands. We have successfully completed acquisitions from sellers such as Nabisco, Pillsbury, Nestlé, Cadbury Schweppes, Kraft, Unilever and Chipita. Our acquisitions of the Ortega, Cream of Wheat and Mrs. Dash businesses are examples of our ability to acquire leading shelf-stable brands with high profitability from large packaged food companies. The Culver Specialty Brands acquisition included our first two household brands, Static Guard and Kleen Guard, which opens up additional acquisition opportunities in the household category. With our recent acquisitions of the New York Style, Old London and TrueNorth brands, we have entered into the snack category. We often integrate sales, marketing and distribution of acquired products and businesses within 30 days.

        Track record of new product introductions.    We have demonstrated the ability to develop new products and product extensions rapidly, and we have been able to deliver these new products to our customers quickly. We have generally been able to develop these products from concept to final product and deliver these products to our customers' shelves within six months of development. We work directly with certain of our customers to implement new product introduction in markets where we expect significant growth. For example, new products we have introduced in recent years include Cream of Wheat Cinnabon Instant Hot Cereal, Cream of Wheat Chocolate Flavor Instant Hot Cereal, Crock-Pot Seasoning Mixes, No Salt Added Joan of Arc Kidney Beans, Ortega Reduced Sodium Taco Seasoning, Ortega Whole Grain Corn Taco Shells and Ortega Fiesta Flats.

        Diversity of customers and distribution channels.    We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, warehouse clubs, wholesalers, food service accounts, specialty distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. We have strong, long standing, national relationships with all our major customers. Our customers include Wal-Mart, Kroger, Sysco, C&S Wholesale Grocers, Cracker Barrel, Supervalu, Wakefern, Publix, Giant Supermarkets, Safeway, DOT Foods, Target and Costco. The breadth of our multiple-channel sales and distribution system allows us to capitalize on above-average growth trends within certain of these distribution channels and expand distribution of acquired brands. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for 50.6% of our net sales for the first quarter of 2013.

        Strong cash flow generation.    We have generated significant cash flows from our operations. Beginning with fiscal 2008 through the first quarter of 2013, we have generated cumulative cash flows from operations of $397.9 million. Our strong financial performance is a result of our attractive operating income margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. Our business continues to be positioned to generate strong cash flows.

        Experienced management team with proven track record.    Our management team has extensive food industry experience and long standing experience managing our company in a highly competitive environment. Our chief executive officer and chief financial officer have been with us 24 and 30 years, respectively. Each of our other executive officers also has many years of experience with B&G Foods or otherwise within the industry. Our management team has acquired and integrated over 25 brands successfully since 1996 and has developed and implemented a business strategy which has enabled us to become a highly successful manufacturer and distributor of a diverse portfolio of shelf-stable branded products.

Growth Strategy

        Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of shelf-stable branded products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives:

        Expand brand portfolio with acquisitions of complementary branded businesses.    We intend to continue expanding our brand portfolio by acquiring shelf-stable brands with leading market positions, strong brand equity, distribution expansion opportunities and compelling cost efficiencies at attractive valuations. We believe we can continue our track record of building and improving acquired brands post-acquisition through increased management focus and integration into our well-established manufacturing, sales, distribution and administrative infrastructure. We believe we are well-positioned as a preferred acquirer to capitalize on the trend of large packaged food companies divesting smaller, non-core, yet profitable, brands to increase their focus on their large, global brands.

        Continue to develop new products and deliver them to market quickly.    We intend to continue to leverage our new product development capability and our sales and distribution breadth to introduce new products and product extensions. Our management has demonstrated the ability to launch new products quickly. Examples of the new products we have introduced in recent years are listed above under "Our Competitive Strengths—Track record of new product introductions."

        Leverage our multiple-channel sales and distribution system.    Our multiple-channel sales and distribution system allows us to capitalize on growth opportunities through the quick and efficient introduction of new and acquired products to our customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products by expanding distribution channels, enlarging geographic reach, more effectively managing trade spending, improving packaging and introducing line extensions.

        Continue to focus on higher growth distribution channels and customers.    We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, specialty distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. Our distribution breadth allows us to benefit from high growth channels such as mass merchants, warehouse and club stores, specialty distributors, convenience stores, drug stores, vending machines and food services. We intend to continue to create products specific to our higher growth distribution channels and customers.

History

        B&G Foods, including our subsidiaries and predecessors, has been in business for more than 120 years. Our company has been built upon a successful track record of both organic and acquisition-related growth. We have acquired more than 25 brands since 1996, demonstrating our ability to acquire, integrate and grow shelf-stable branded products.

        The chart below includes some of the significant events in our recent history:

Products and Markets

        The following is a brief description of our brands and product lines:

Brand	Year Originated	Description
Ortega	1897	• Taco shells, tortillas, seasonings, dinner kits, taco sauces, peppers, refried beans, salsas and related food products • Snack products such as Salsa Con Queso, Salsa Verde and Guacamole

Maple Grove Farms of Vermont	1915	• A leading brand of pure maple syrup sold in the United States • Also includes gourmet salad dressings, marinades, fruit syrups, confections, pancake mixes and organic products

Brand	Year Originated	Description
Cream of Wheat	1893

•

One of the most trusted and widely recognized brands of hot cereals sold in the United States

•

Cream of Wheat is available in original 10-minute, 2 1/2-minute and one-minute versions, and also in instant packets of original and other flavors

•

New product introductions over the past few years include: Cream of Wheat Healthy Grain, Cream of Wheat Cinnabon and Cream of Wheat Chocolate

•

Cream of Rice is a rice-based hot cereal

Mrs. Dash	1983

•

The original brand in salt-free seasonings; available in more than a dozen blends

•

In 2005, the leading brand in salt-free seasonings introduced six salt-free marinades

•

The brand essence of Mrs. Dash, "Salt-Free, Flavor-Full," resonates with consumers and underscores the brand's commitment to provide healthy products that fulfill consumers' expectations for taste

Polaner	1880

•

Fruit-based spreads as well as jarred wet spices such as chopped garlic and basil

•

Polaner All Fruit is a leading national brand of fruit-juice sweetened fruit spread

•

Polaner Sugar Free is the second leading national brand of sugar free preserves

Las Palmas	1922	• Authentic Mexican enchilada sauce, chili sauce and various pepper products

New York Style	1985	• Since 1985, New York Style has been making foods for snacking and entertaining, including Original Bagel Crisps, Mini Bagel Crisps, Pita Chips and Panetini Italian Toast

Bloch & Guggenheimer	1889	• Shelf-stable pickles, relishes, peppers, olives and other related specialty items

Brand	Year Originated	Description
B&M	1927	• The original brand of brick-oven baked beans and remains one of the very few authentic baked beans • Includes a variety of baked beans and brown bread

TrueNorth	2006

•

TrueNorth nut clusters combine freshly roasted nuts, a dash of sea salt and just a hint of natural sweetness. Their bite-sized shape makes them ideal for between meal snacking and on-the-go nourishment

Underwood	1870	• Underwood meat spreads include deviled ham, white-meat chicken, white-meat buffalo-style chicken, roast beef and liverwurst

Ac'cent	1947	• An all-natural flavor enhancer for meat preparation and is generally used on beef, poultry, fish and vegetables

Old London	1932	• Old London has a wide variety of flavors available in Melba Toasts, Melba Rounds and other snacks. Old London also markets specialty snacks under the Devonsheer and JJ Flats names

Emeril's	2000	• Introduced under a licensing agreement with celebrity chef Emeril Lagasse • Pasta sauces, seasonings, cooking stocks, mustards, salsas, pepper sauces, dip mixes and cooking sprays

Trappey's	1898	• High quality peppers and hot sauces, including Trappey's Red Devil

Don Pepino and Sclafani	1955 and 1900	• Primarily include pizza and spaghetti sauces, whole and crushed tomatoes and tomato puree

Static Guard	1978	• The number one brand name in static elimination sprays, created the anti-static spray category

Joan of Arc	1895	• Canned beans including kidney, chili and other beans

Brand	Year Originated	Description
Regina	1949	• Vinegars and cooking wines • Products are most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups

Sugar Twin	1968	• A calorie-free sugar substitute • Mainly distributed in Canada

Grandma's	1890	• Molasses offered in two distinct styles: Grandma's Original Molasses and Grandma's Robust Molasses

Baker's Joy	1968	• The original brand of no-stick baking spray with flour

Wright's	1895	• An all-natural seasoning that reproduces the flavor and aroma of pit smoking in meats, chicken and fish; offered in three flavors: Hickory, Mesquite and Applewood

Sa-són Ac'cent	1947	• A flavor enhancer used primarily for Puerto Rican and Hispanic food preparation • Offered in four flavors: Original, Coriander and Achiote, Garlic and Onion, and Tomato

Crock-Pot Seasoning Mixes	2012

•

With a delicious combination of savory spices and herbs, Crock-Pot Seasoning Mixes help consumers prepare and enjoy classic family dishes with ease. Crock-Pot Seasoning Mixes blend affordability, accessibility and convenience in one pot

Brer Rabbit	1907	• Mild and full-flavored molasses products and a blackstrap molasses product

Vermont Maid	1919	• Vermont Maid syrup is available in regular, sugar-free and sugar-free butter varieties • Mainly distributed in New England

Molly McButter	1987	• An all natural sprinkle, available in butter and cheese flavors

 Offer to Purchase and Consent Solicitation

        On May 20, 2013, we commenced a tender offer to purchase for cash any and all of our outstanding 7.625% senior notes due 2018, which we refer to as our existing senior notes, and, in connection therewith, we are also soliciting consents to amend the indenture governing the existing senior notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default.

Our Corporate Information

        We are a Delaware corporation. Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054, and our telephone number is (973) 401-6500. Our web site address is www.bgfoods.com. The information contained on our web site is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

Summary of the Offering

Issuer	B&G Foods, Inc.
Notes Offered	$700,000,000 in aggregate principal amount of 4.625% senior notes due 2021.
Maturity Date	June 1, 2021.
Interest Payment Dates	June 1 and December 1 of each year, commencing December 1, 2013.
Guarantees

Our obligations under the notes will be jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and future domestic subsidiaries. For a discussion of the risks relating to the guarantees, see "Risk Factors—Your right to receive payment on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all the guarantors' existing and future secured indebtedness" and "—If the guarantees of the notes are held to be invalid or unenforceable or are limited in accordance with their terms, the notes would be structurally subordinated to the debt of our subsidiaries."

Ranking	The notes and the subsidiary guarantees will be our and the guarantors' general unsecured obligations and:
• will be effectively junior in right of payment to all of our and the guarantors' secured indebtedness;
• will be effectively junior in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes;
• will be pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt (including any remaining existing senior notes); and
• will be senior in right of payment to all of our and the guarantors' future subordinated debt.

As of March 30, 2013, after giving effect to the completion of this offering and the use of proceeds therefrom, we would have had $138.8 million principal amount of outstanding senior secured debt and $700.0 million principal amount of outstanding senior unsecured debt. In addition, as of March 30, 2013, after giving effect to the completion of this offering and the use of proceeds therefrom, we would have had the ability to borrow up to $199.5 million under our revolving credit facility (net of $0.5 million reserved for issued and outstanding letters of credit), which would be effectively senior in right of payment to the notes.

As of March 30, 2013, after giving effect to the completion of this offering and the use of proceeds therefrom, our two foreign subsidiaries, B&G Foods Canada, ULC and Sirops Maple Grove Inc., that do not guarantee the notes would have no indebtedness outstanding other than intercompany indebtedness.

Optional Redemption	On or after June 1, 2016, we may redeem some or all of the notes at the redemption prices set forth under "Description of Notes—Optional Redemption."

Prior to June 1, 2016, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture from the proceeds of one or more equity offerings at the redemption prices set forth under "Description of Notes—Optional Redemption."

At any time prior to June 1, 2016, we may on any one or more occasions redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a "make whole premium" as of, and accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes—Optional Redemption."

Sale of Assets; Change of Control

If we or any of the guarantors sell certain assets or experience specific kinds of changes in control, we must offer to purchase the notes at the prices set forth under "Description of Notes—Asset Sales" and "—Change of Control" plus accrued and unpaid interest, to the date of repurchase.

Covenants	We will issue the notes under an indenture among us, the guarantors and the trustee. The indenture (among other things) will limit our ability and the ability of the guarantors to:
• incur or guarantee additional indebtedness and issue preferred stock;
• make restricted payments, including investments;
• sell assets;
• sell all or substantially all of our assets or consolidate or merge with or into other companies;
• enter into certain transactions with affiliates;
• create liens;
• create unrestricted subsidiaries; and
• enter into sale and leaseback transactions.
Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of Notes—Certain Covenants."

Use of Proceeds

We intend to use a portion of the net proceeds from the offering to purchase in the tender offer commenced in connection with this offering or otherwise redeem all $248.5 million principal amount of our outstanding existing senior notes. We will also use a portion of the remaining net proceeds to repay tranche B term loans and revolving loans under our credit agreement. We will use any remaining net proceeds to pay fees and expenses related to the offering and the tender offer and consent solicitation, and for general corporate purposes, including the repayment of indebtedness and the acquisition of assets used or useful in, or the equity of an entity engaged in, our business or a related business.

Affiliates of certain of the underwriters serve as lenders under our credit agreement and will consequently receive a portion of the net proceeds of this offering.
Tender Offer and Consent Solicitation

This offering will occur concurrently with the tender offer to purchase for cash any and all of our outstanding existing senior notes. In connection with the tender offer, we are also soliciting consents to amend certain provisions of the indenture governing those notes. See "—Offer to Purchase and Consent Solicitation."

Governing Law	The notes will be governed by the laws of the State of New York.

Risk Factors

        You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus supplement before investing in our notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following summary historical consolidated financial data should be read in conjunction with "Selected Historical Consolidated Financial Data" included elsewhere in this prospectus supplement and our audited and unaudited consolidated financial statements and notes to those statements incorporated by reference into this prospectus supplement. Our summary historical consolidated statement of operations data for fiscal years 2010, 2011 and 2012 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Our summary historical consolidated statements of operations data for the first quarter of fiscal 2012, the first quarter of fiscal 2013 and the twelve months ended March 30, 2013 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. The following summary historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 29, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013, and our audited and unaudited consolidated financial statements and related notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

				Thirteen Weeks Ended		Twelve Months Ended
	Fiscal 2010	Fiscal 2011	Fiscal 2012	March 31, 2012	March 30, 2013	March 30, 2013
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Statement of Operations Data(1):
Net sales	$513,337	$543,866	$633,812	$157,339	$171,194	$647,667
Cost of goods sold(2)	345,668	366,090	410,469	100,514	112,382	422,337

Gross profit	167,669	177,776	223,343	56,825	58,812	225,330
Selling, general and administrative expenses(3)	56,495	57,618	66,212	16,640	16,508	66,080
Amortization expense(4)	6,457	6,679	8,126	2,022	2,067	8,171

Operating income	104,717	113,479	149,005	38,163	40,237	151,079
Interest expense, net(5)	40,342	36,675	47,660	11,989	9,773	45,444
Loss on extinguishment of debt(6)	15,224	—	10,431	—	—	10,431

Income before income tax expense	49,151	76,804	90,914	26,174	30,464	95,204
Income tax expense	16,772	26,561	31,654	9,396	10,830	33,088

Net income	$32,379	$50,243	$59,260	$16,778	$19,634	$62,116

				Thirteen Weeks Ended		Twelve Months Ended
	Fiscal 2010	Fiscal 2011	Fiscal 2012	March 31, 2012	March 30, 2013	March 30, 2013
				(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Other Financial Data:
EBITDA(7)	$119,740	$129,708	$167,858	$42,604	$45,657	$170,911
Net cash provided by operating activities	98,877	72,033	100,528	20,985	23,107	102,650
Capital expenditures	(10,965)	(10,556)	(10,637)	(1,770)	(1,715)	(10,582)
Payments for acquisition of businesses	(14,602)	(326,000)	(62,667)	—	—	(62,667)
Net cash provided by (used in) financing activities	(14,534)	182,575	(24,744)	(15,986)	(24,456)	(33,214)
Ratio of earnings to fixed charges(8)	2.2x	3.0x	2.8x	N/A	N/A	1.7x
Total debt/EBITDA	4.0x	5.6x	3.8x	N/A	N/A	3.7x
EBITDA/cash interest expense(9)	3.3x	4.1x	3.9x	N/A	N/A	4.2x

				Thirteen Weeks Ended
	Fiscal 2010	Fiscal 2011	Fiscal 2012	March 31, 2012	March 30, 2013
				(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data (at end of period)(1):
Cash and cash equivalents	$98,738	$16,738	$19,219	$19,964	$16,146
Total assets	871,723	1,132,923	1,191,968	1,129,084	1,183,675
Long-term debt	477,748	720,107	637,689	717,869	631,112
Total stockholders' equity	230,585	235,547	361,175	237,582	363,820

(1)
We completed the acquisition of the Don Pepino and Sclafani brands from Violet Packing LLC, which we refer to as the Don Pepino acquisition, on November 18, 2010. We completed the acquisition of the Mrs. Dash, Baker's Joy, Sugar Twin, Static Guard, Molly McButter and Kleen Guard brands from Conopco, Inc. dba Unilever United States, Inc., which we refer to as the Culver Specialty Brands acquisition, on November 30, 2011. We completed the acquisition of New York Style, Devonsheer, JJ Flats and Old London brands from Chipita America, Inc., which we refer to as the New York Style and Old London acquisition, on October 31, 2012. Each of these acquisitions has been accounted for using the acquisition method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired business is included in our consolidated financial statements from the date of acquisition.

(2)
Included in cost of goods sold for fiscal 2010 is a gain of $1.3 million relating to a legal settlement.

(3)
Selling, general and administrative expenses for fiscal 2011 include $1.4 million of transaction costs related to the Culver Specialty Brands acquisition. Selling, general and administrative expenses for fiscal 2012 include $1.2 million of transaction costs related to the New York Style and Old London acquisition.

(4)
Amortization expense includes the amortization of customer relationship and other intangible assets acquired in the New York Style and Old London acquisition, the Culver Specialty Brands acquisition, the Don Pepino acquisition and prior acquisitions.

(5)
Fiscal 2010 net interest expense includes a charge of $0.4 million relating to the unrealized loss on an interest rate swap, and a charge of $1.7 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap. Fiscal 2011 net interest expense includes a benefit of $0.6 million related to the realized gain on an interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss on the interest rate swap due to our early termination of $130.0 million in term loan borrowings.

(6)
Fiscal 2010 loss on extinguishment of debt includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium of $10.7 million and the write-off of deferred financing costs of $4.5 million. Fiscal 2012 loss on extinguishment of debt includes costs relating to our partial redemption of $101.5 million aggregate principal amount of our 7.625% senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million. Loss on extinguishment on debt during fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million.

(7)
EBITDA is a non-GAAP financial measure used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows. EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (6) above). Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit agreement and the indenture governing our existing senior notes contain ratios based on this measure. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

  The following is a reconciliation of EBITDA to net income for the periods presented:

				Thirteen Weeks Ended		Twelve Months Ended
	Fiscal 2010	Fiscal 2011	Fiscal 2012	March 31, 2012	March 30, 2013	March 30, 2013
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
Net income	$32,379	$50,243	$59,260	$16,778	$19,634	$62,116
Income tax expense	16,772	26,561	31,654	9,396	10,830	33,088
Interest expense, net(A)	40,342	36,675	47,660	11,989	9,773	45,444
Depreciation and amortization	15,023	16,229	18,853	4,441	5,420	19,832
Loss on extinguishment of debt(B)	15,224	—	10,431	—	—	10,431

EBITDA	$119,740	$129,708	$167,858	$42,604	$45,657	$170,911

(A)
See note 5 in Summary Historical Consolidated Financial Data, above.

(B)
See note 6 in Summary Historical Consolidated Financial Data, above.
(8)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, reclassification to net interest expense of a portion of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and an interest component of lease rental expense. Fixed charges exclude the unrealized loss (gain) on the interest rate swap.

(9)
Cash interest expense, calculated below, is equal to net interest expense less amortization of deferred financing and bond discount, unrealized loss on an interest rate swap, realized gain on an interest rate swap and reclassification to net interest expense of a portion of the amount recorded in accumulated other comprehensive loss related to an interest rate swap.

	Fiscal 2010	Fiscal 2011	Fiscal 2012
	(Dollars in thousands, except ratios)
Interest expense, net	$40,342	$36,675	$47,660
Amortization of deferred financing and bond discount	(2,016)	(2,251)	(5,028)
Unrealized (loss) gain on interest rate swap	(436)	—	—
Realized gain on interest rate swap	—	612	—
Reclassification to interest expense, net	(1,693)	(3,669)	—

Cash interest expense	36,197	31,367	42,632
EBITDA	$119,740	$129,708	$167,858
EBITDA/Cash interest expense	3.3x	4.1x	3.9x

RISK FACTORS

        An investment in the notes involves a number of risks. Before deciding whether to purchase the notes, you should give careful consideration to the risks discussed below and elsewhere in this prospectus supplement, including those set forth under the heading "Special Note Regarding Forward-Looking Statements" on page S-23 of this prospectus supplement, and in our filings with the Securities and Exchange Commission (SEC) that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also impair our business operations.

        Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, consolidated financial condition, results of operations or liquidity. In that case, you may lose all or part of your investment.

Risks Relating to this Offering

We have substantial indebtedness, which could restrict our ability to service the notes and impact our financing options and liquidity position.

        We currently have and following this offering will continue to have a significant amount of indebtedness. At March 30, 2013, after giving effect to the completion of this offering and the use of proceeds therefrom, we would have had $138.8 million of senior secured indebtedness and $700.0 million of senior unsecured indebtedness.

        The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the notes, including:

  •
  our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  a significant portion of our cash flow is likely to be dedicated to the payment of interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and acquisitions; and

  •
  we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        Although our credit agreement contains total leverage and cash interest coverage maintenance covenants and the indenture governing the notes will contain covenants that will restrict our ability to incur debt as described under "Description of Notes" and "Description of Certain Indebtedness," as long as we meet these financial covenant tests we will be allowed to incur additional indebtedness. In addition, the indenture governing the notes will allow us to issue additional notes with terms identical (other than issuance date) to the notes we are currently offering under certain circumstances.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not be able to repay or refinance the notes or our credit agreement upon terms acceptable to us or at all.

        Our ability to make payments on and to refinance our indebtedness, including the notes and indebtedness under our credit agreement, and to fund planned capital expenditures and potential acquisitions will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        A significant portion of our cash flow from operations will be dedicated to servicing our debt requirements. In addition, we currently intend to continue distributing a significant portion of any remaining cash flow to our stockholders as dividends. Moreover, prior to the maturity of the notes, we will not be required to make any payments of principal on the notes.

        Our ability to continue to expand our business will, to a certain extent, be dependent upon our ability to borrow funds under our revolving credit facility and to obtain other third-party financing, including through the sale of securities or the issuance of other indebtedness. Our credit agreement is subject to periodic renewal or must otherwise be refinanced. If we are unable to refinance our indebtedness, including our credit agreement or the notes, on commercially reasonable terms or at all, we would be forced to seek other alternatives, including:

  •
  sales of assets;

  •
  sales of equity; and

  •
  negotiations with our lenders or noteholders to restructure the applicable debt.

In addition, if we are unable to refinance our credit agreement, our failure to repay all amounts due on the maturity date would cause a default under the indenture governing the notes.

        If we are forced to pursue any of the above options, our business or the value of your investment in the notes or both could be adversely affected.

We are a holding company and we rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and all of our assets are held by our direct and indirect subsidiaries. We will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and to enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, our credit agreement, the terms of the indenture governing the notes and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We will be subject to restrictive debt covenants and other requirements related to our debt that will limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the incurrence of additional indebtedness and the issuance of certain preferred stock or redeemable capital stock;

  •
  a number of restricted payments, including investments;

  •
  specified sales of assets;

  •
  specified transactions with affiliates;

  •
  the creation of certain types of liens;

  •
  consolidations, mergers and transfers of all or substantially all of our assets; and

  •
  entry into sale and leaseback transactions.

        Our credit agreement requires us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum total leverage ratio and a minimum interest coverage ratio.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, or failure to meet or maintain ratios or tests could result in a default under our credit agreement or the indenture governing the notes or both. In addition, upon the occurrence of an event of default under our credit agreement or the indenture governing the notes, the lenders could elect to declare all amounts outstanding under the credit agreement and the notes, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the credit agreement lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the notes.

Our credit agreement permits us and the indenture governing the notes will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends. Any amounts paid by us in the form of dividends to our stockholders will not be available in the future to satisfy our obligations to the holders of the notes and our other indebtedness.

        Although our credit agreement has and the indenture governing the notes will have some limitations on our payment of dividends, they permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends. We intend to continue paying quarterly dividends on our common stock. Specifically, the indenture governing the notes will permit us to use up to 100% of our excess cash (which, as defined in the indenture, is consolidated cash flow, as defined in the indenture, minus the sum of cash income tax expense, cash interest expense, certain capital expenditures and certain repayments of indebtedness) for the period (taken as one accounting period) from and including the beginning of the fiscal quarter in which the indenture is executed to the end of our most recent fiscal quarter for which internal financial statements are available at the time of such payments, plus certain incremental funds described in the indenture for the payment of dividends, so long as the fixed charge coverage ratio for the four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, subject to certain limitations, as more fully described in "Description of Notes—Certain Covenants—Restricted Payments." Our credit agreement (subject to certain financial ratio requirements) permits us to use up to 100% of our excess cash, as described in detail in "Description of Notes—Certain Covenants" and "Description of Certain Indebtedness—Senior Secured Credit Agreement" plus certain other amounts under certain limited circumstances to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations to the holders of our notes and our other indebtedness.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

        At March 30, 2013 our total assets included intangible assets in the amount of $903.1 million, representing approximately 76.3% of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of our brands. As a result, in the event of a default on the notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

We may not be able to repurchase the Notes upon a change of control, as required by the indenture.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our credit agreement from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the credit agreement. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross default under the credit agreement. The credit agreement also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

        In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control" as defined in the indenture that would trigger our obligation to repurchase the notes. If an event occurs that does not constitute a "Change of Control" as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See "Description of Other Indebtedness" and "Description of Notes—Repurchase at the Option of Holders—Change of Control."

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase the notes as a result of a change in the composition of the directors on our board of directors.

        Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control includes a phrase relating to the transfer of "all or substantially all" of the assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

        In addition, in a 2009 decision, the Court of Chancery of the State of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have "continuing directors" comprising a majority of a board of directors might be unenforceable on public policy grounds.

Although the notes are referred to as "senior" notes, your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all the guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to our credit agreement, which is secured by liens on substantially all of our and the guarantors' assets, other than our and the guarantors' real property. The notes will be effectively subordinated to all of that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

        As of March 30, 2013, on an adjusted basis after giving effect to this offering and the use of proceeds therefrom, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries would have been $138.8 million, and approximately $199.5 million would have been available for additional borrowing under the revolving credit facility under our credit agreement (net of $0.5 million reserved for issued and outstanding letters of credit). We will be permitted to borrow substantial additional indebtedness, including additional secured debt, in the future under the terms of the indenture. See "Description of Certain Indebtedness—Senior Secured Credit Agreement."

The notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that are not guarantors of the notes.

        You will not have any claim as a creditor against any of our existing or future subsidiaries that are not guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. Our two foreign subsidiaries, B&G Foods Canada, ULC and Sirops Maple Grove Inc., will not be guarantors of the notes, and any future foreign or partially-owned domestic subsidiaries will not be guarantors of the notes.

        In addition, the indenture governing the notes will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Any such indebtedness will be effectively senior in right of payment to the notes.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes or the guarantees.

        The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

  •
  we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on its business; or

  •
  we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time. If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default under our credit agreement that could result in acceleration of such indebtedness.

        Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the notes.

        Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. As was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by a recent decision by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer laws.

You may find it difficult to sell your notes.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so. Accordingly, any market-making activities with respect to the notes may be discontinued at any time without notice.

        If a market for the notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be unfavorable. It is also possible that any trading market that does develop for the notes will not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in our industry generally;

  •
  the interest of securities dealers in making a market for the notes;

  •
  prevailing interest rates; and

  •
  the market for similar securities.

The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the notes develops, it is possible that the market for the notes will be subject to disruptions and price volatility. Any disruptions may adversely affect the value of your notes regardless of our operating performance, financial condition and prospects.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our credit agreement are at variable rates of interest and expose us to interest rate risk. As such, our results of operations are sensitive to movements in interest rates. There are many economic factors outside our control that have in the past and may, in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our results of operations would be adversely impacted. Such increases in interest rates could have a material adverse effect on our financial conditions and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference contain forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  the effects of rising costs for our raw materials, packaging and ingredients;

  •
  crude oil prices and their impact on distribution, packaging and energy costs;

  •
  our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

  •
  intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

  •
  the effects of currency movements of the Canadian dollar as compared to the U.S. dollar;

  •
  other factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

  •
  competitors' pricing practices and promotional spending levels;

  •
  fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus supplement are based on information available to us on the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus supplement.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $687.8 million. "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of the offering, including legal, accounting and printing fees.

        We intend to use the net proceeds from the offering (1) to repurchase in the tender offer commenced in connection with this offering or redeem all $248.5 million principal amount of our outstanding existing senior notes and pay tender or redemption premiums and accrued interest associated with repaying or redeeming these notes, and to pay related fees and expenses, (2) to repay approximately $40.0 million of revolving loans under our credit agreement and (3) to repay approximately $222.2 million of tranche B term loans under our credit agreement. We will use the remaining net proceeds of approximately $148.6 million for general corporate purposes, which may include, among other things, the repayment of tranche A term loans under our credit agreement and the acquisition of assets used or useful in, or the equity of an entity engaged in, our business or a related business. Affiliates of certain of the underwriters serve as lenders under our credit agreement and will consequently receive a portion of the net proceeds of this offering.

        Until we use the remaining net proceeds of the offering for general corporate purposes, we will invest the funds in short-term, investment grade, interest-bearing securities.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 30, 2013:

  •
  on an actual basis; and

  •
  on an as adjusted basis as if this offering and application of the net proceeds from this offering in the manner described under "Use of Proceeds" had occurred on March 30, 2013.

        We urge you to read this table in conjunction with "Use of Proceeds," the audited and unaudited consolidated financial statements and the notes to those statements and related information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere or incorporated by reference in this prospectus supplement and the financial data set forth under "Summary Historical Consolidated Financial Data."

	As of March 30, 2013
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents(1)	$16,146	$164,745

Long-term debt:
Revolving credit facility	25,000	—
Tranche A term loan due 2016	138,750	138,750
Tranche B term loan due 2018	222,187	—
7.625% senior notes due 2018	248,500	—
4.625% senior notes due 2021 offered hereby	—	700,000
Unamortized discount	(3,325)	(499)

Total long-term debt, net of unamortized discount	631,112	838,251
Current portion of long-term debt	(37,937)	(11,250)

Long-term debt, net of unamortized discount and excluding current portion	$593,175	$827,001

Stockholders' equity:
Preferred stock—$0.01 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.01 par value per share, 125,000,000 shares authorized; 52,858,772 shares issued and outstanding	529	529
Additional paid-in capital	209,775	209,775
Accumulated other comprehensive loss	(10,962)	(10,962)
Retained earnings(2)	164,478	144,056

Total stockholders' equity	363,820	343,398

Total capitalization	$994,932	$1,181,649

(1)
During the second quarter of fiscal 2013, we borrowed an additional $15.0 million under the revolving credit facility. As adjusted cash and cash equivalents reflects the repayment of the full $40.0 million outstanding under the revolving credit facility as of the date of this prospectus supplement.

(2)
As adjusted retained earnings includes approximately $20.5 million of fees relating to the tender of our existing senior notes, $8.6 million for the write-off of deferred debt issuance costs and $2.8 million for the write-off of unamortized discount, offset by $11.4 million for the related tax benefit.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 29, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013, and our audited and unaudited consolidated financial statements and related notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial data as of and for fiscal 2008, fiscal 2009, fiscal 2010, fiscal 2011 and fiscal 2012 have been derived from our audited consolidated financial statements. The selected historical consolidated financial data as of and for the first quarter of 2012 and the first quarter of 2013 have been derived from our unaudited consolidated financial statements.

						Thirteen Weeks Ended
	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	March 31, 2012	March 30, 2013
						(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Statement of Operations Data(1):
Net sales	$486,896	$501,016	$513,337	$543,866	$633,812	$157,339	$171,194
Cost of goods sold(2)	352,967	352,283	345,668	366,090	410,469	100,514	112,382

Gross profit	133,929	148,733	167,669	177,776	223,343	56,825	58,812
Selling, general and administrative expenses(3)	53,595	53,966	56,495	57,618	66,212	16,640	16,508
Amortization expense(4)	6,450	6,450	6,457	6,679	8,126	2,022	2,067

Operating income	73,884	88,317	104,717	113,479	149,005	38,163	40,237
Interest expense, net(5)	58,067	49,432	40,342	36,675	47,660	11,989	9,773
Loss on extinguishment of debt(6)	—	10,220	15,224	—	10,431	—	—

Income before income tax expense	15,817	28,665	49,151	76,804	90,914	26,174	30,464
Income tax expense	6,084	11,224	16,772	26,561	31,654	9,396	10,830

Net income	$9,733	$17,441	$32,379	$50,243	$59,260	$16,778	$19,634

Other Financial Data:
Net cash provided by operating activities	$40,496	$62,854	$98,877	$72,033	$100,528	$20,985	$23,107
Capital expenditures	(10,631)	(10,704)	(10,965)	(10,556)	(10,637)	(1,770)	(1,715)
Payments for acquisition of businesses	—	—	(14,602)	(326,000)	(62,667)	—	—
Net cash provided by (used in) financing activities	$(33,747)	$(44,877)	$(14,534)	$182,575	$(24,744)	$(15,986)	$(24,456)
Consolidated Balance Sheet Data (at end of period)(1):
Cash and cash equivalents	$32,559	$39,930	$98,738	$16,738	$19,219	$19,964	$16,146
Total assets	825,090	816,894	871,723	1,132,923	1,191,968	1,129,084	1,183,675
Long-term debt	535,800	439,541	477,748	720,107	637,689	717,869	631,112
Total stockholders' equity	$144,648	$225,608	$230,585	$235,547	$361,175	$237,582	$363,820

(1)
We completed the Don Pepino acquisition from Violet Packing on November 18, 2010. We completed the Culver Specialty Brands acquisition from Unilever on November 30, 2011. We completed the New York Style and Old London acquisition from Chipita on October 31, 2012. Each of these acquisitions has been accounted for using the acquisition method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired businesses are included in our consolidated financial statements from the respective dates of acquisition.

(2)
Included in cost of goods sold for fiscal 2010 is a gain of $1.3 million relating to a legal settlement.

(3)
Selling, general and administrative expenses for fiscal 2008 include $0.7 million of severance and termination charges we incurred relating to a workforce reduction. Selling, general and administrative expenses for fiscal 2011 include $1.4 million of transaction costs related to the Culver Specialty Brands acquisition. Selling, general and administrative expenses for fiscal 2012 include $1.2 million of transaction costs related to the New York Style and Old London acquisition.

(4)
Amortization expense includes the amortization of customer relationship and other intangible assets acquired in the New York Style and Old London acquisition, the Culver Specialty Brands acquisition, the Don Pepino acquisition and prior acquisitions.

(5)
Fiscal 2008 net interest expense includes a $5.6 million charge relating to the unrealized loss on an interest rate swap subsequent to our determination that the swap was no longer an effective hedge for accounting purposes and a $0.5 million charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap. Fiscal 2009 net interest expense includes a $1.5 million benefit relating to the unrealized gain on the interest rate swap, more than offset by a $1.7 million charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap. Fiscal 2010 net interest expense includes a charge of $0.4 million relating to the unrealized loss on the interest rate swap, and a charge of $1.7 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap. Fiscal 2011 net interest expense includes a benefit of $0.6 million related to the realized gain on the interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss on the interest rate swap due to our early termination of $130.0 million of term loan borrowings.

(6)
Fiscal 2009 loss on extinguishment of debt includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium of $5.8 million and the write-off of deferred debt financing costs of $4.4 million. Fiscal 2010 loss on extinguishment of debt includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium of $10.7 million and the write-off of deferred financing costs of $4.5 million. Fiscal 2012 loss on extinguishment of debt includes costs relating to our partial redemption of $101.5 million aggregate principal amount of our existing senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million. Loss on extinguishment of debt during fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Agreement

        We have a senior secured credit agreement that includes a revolving credit facility, tranche A term loans and tranche B term loans. At March 30, 2013, there were $138.8 million of tranche A term loans, $222.2 million of tranche B term loans and $25.0 million of revolving loans outstanding.

        On December 12, 2012, we amended and restated our credit agreement dated as of November 30, 2011. The amendment, among other things, reduced the interest rate payable on the tranche B term loans by 0.5%, fixed the maximum permissible consolidated leverage ratio at 6.0 to 1.0 and increased the maximum size of any potential incremental term loan facility to an unlimited amount provided that certain conditions are met, including our senior secured leverage ratio being less than or equal to 4.0 to 1.0 after giving effect to borrowings under the incremental term loan facility.

        At March 30, 2013, the available borrowing capacity under our revolving credit facility, net of outstanding letters of credit of $0.5 million, was $174.5 million. Proceeds of the revolving credit facility are restricted for use solely for general corporate purposes and acquisitions of targets in the same or a similar line of business as our company, subject to specified criteria. We are required to pay a commitment fee of 0.50% per annum on the unused portion of the revolving credit facility. The maximum letter of credit capacity under the revolving credit facility is $50.0 million, with a fronting fee of 0.25% per annum for all outstanding letters of credit and a letter of credit fee equal to the applicable margin for revolving loans that are Eurodollar (LIBOR) loans.

        The tranche A term loans are subject to principal amortization. $5.6 million was due and paid in fiscal 2012. $13.1 million is due and payable in fiscal 2013, $26.3 million is due and payable in fiscal 2014 and $22.5 million is due and payable in fiscal 2015. The balance of all borrowings under the tranche A term loan facility, or $82.5 million, is due and payable at maturity on November 30, 2016. The tranche B term loans are subject to principal amortization at the rate of 1.0% annually (based upon the initial principal amount on November 30, 2011 of $225.0 million) with the balance due at maturity on November 30, 2018. The revolving credit facility matures on November 30, 2016.

        We may prepay the term loans or permanently reduce the revolving credit facility commitment under the credit agreement at any time without premium or penalty (other than customary breakage costs with respect to the early termination of LIBOR loans, and, only in the case of the tranche B term loans, a 1% prepayment penalty to be paid in the event of a repricing transaction (as defined in the credit agreement) that occurs prior to December 12, 2013). Subject to certain exceptions, the credit agreement provides for mandatory prepayment upon certain asset dispositions and issuances of securities. The credit agreement is also subject to mandatory annual prepayments if our senior secured leverage (defined as the ratio of our consolidated senior secured debt, as of the last day of any period of four consecutive fiscal quarters, to our adjusted EBITDA for such period) exceeds certain ratios as follows: 50% of our adjusted excess cash flow (as defined in the credit agreement and which takes into account certain dividend payments and other adjustments) if our senior secured leverage ratio is greater than or equal to 3.00 to 1.00 (with step-downs to 25% and 0% if our senior secured leverage ratio is less than 3.00 to 1.00 and 2.50 to 1.00, respectively).

        Interest under the revolving credit facility, including any outstanding letters of credit, and on tranche A term loans, is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin ranging from 1.50% to 2.00%, and LIBOR plus an applicable margin ranging from 2.50% to 3.00%, in each case depending on our consolidated leverage ratio. At the end of the first quarter of 2013, the tranche A term loan interest rate was 2.9537%. Interest on tranche B term loans is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin of 2.00%, and LIBOR plus an applicable margin of 3.00%, in each case subject to a

1.0% LIBOR floor. At the end of the first quarter of 2013, the tranche B term loan interest rate was 4.00%.

        Our obligations under the credit agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries. The credit agreement is secured by substantially all of our and our domestic subsidiaries' assets except our and our domestic subsidiaries' real property. The credit agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting our ability to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

        The credit agreement also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a maximum consolidated leverage ratio and a minimum interest coverage ratio, each ratio as defined in the credit agreement. Our consolidated leverage ratio (defined as the ratio of our consolidated total debt, as of the last day of any period of four consecutive fiscal quarters, to our adjusted EBITDA for such period), may not exceed 6.00 to 1.00. We are also required to maintain a consolidated interest coverage ratio of at least 1.75 to 1.00 as of the last day of any period of four consecutive fiscal quarters. As of March 30, 2013, we were in compliance with all of the covenants in the credit agreement.

        The credit agreement also provides for an incremental term loan facility, pursuant to which we may request that the lenders under the credit agreement, and potentially other lenders, provide incremental term loans on terms substantially consistent with those provided under the credit agreement. Among other things, the utilization of the incremental term loan facility is conditioned on our ability to meet a maximum senior secured leverage ratio of 4.00 to 1.00 and a sufficient number of lenders or new lenders agreeing to participate in the facility.

7.625% Senior Notes due 2018

        As of the date of this prospectus supplement, we have $248.5 million principal amount of 7.625% senior notes due 2018 outstanding. Immediately following and subject to the completion of this offering, we intend to retire in full the remaining principal amount of the existing senior notes. We are offering to purchase for cash with net proceeds from this offering any and all of our outstanding existing senior notes, and, in connection therewith, we are also soliciting consents to amend the indenture governing the existing senior notes to eliminate substantially all of the material restrictive covenants and certain events of default and related provisions. Below is a summary of the existing senior notes.

        In January 2010, we issued $350.0 million aggregate principal amount of existing senior notes at a public offering price of 99.271% of face value. In December 2012, we redeemed $101.5 million principal amount of our existing senior notes with the proceeds of our common stock offering completed in October 2012, at a cash redemption price of 107.625% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount of $3.5 million. The remaining original issue discount of $1.1 million and debt financing costs are being amortized over the life of the existing senior notes as interest expense. Interest on the existing senior notes is payable on January 15 and July 15 of each year. The existing senior notes will mature on January 15, 2018, unless earlier retired or redeemed as described below.

        Beginning January 15, 2014, we may redeem some or all of the existing senior notes at a redemption price of 103.813% of their principal amount, and thereafter at prices declining annually to 100% of their principal amount on or after January 15, 2017, plus accrued and unpaid interest to the date of redemption. We may also redeem some or all of the notes at any time prior to January 15, 2014 at a redemption price equal to a specified make-whole amount plus accrued and unpaid interest to the date of redemption. In addition, if we undergo a change of control, we may be required to offer to repurchase the notes at the repurchase price of 101% of their principal amount plus accrued and unpaid interest to the date of redemption.

        We may also, from time to time, seek to retire existing senior notes through cash repurchases, exchanges of existing senior notes for equity securities, open market purchases, privately negotiated transactions or otherwise, including through the proceeds of this offering. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

        Our obligations under the existing senior notes are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries. The existing senior notes and the subsidiary guarantees are our and the guarantors' general unsecured obligations and are effectively junior in right of payment to all of our and the guarantors' secured indebtedness and to the indebtedness and other liabilities of our non-guarantor subsidiaries; are pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt (including the notes offered hereby); and are senior in right of payment to all of our and the guarantors' future subordinated debt. Our foreign subsidiaries are not guarantors, and any future foreign or partially-owned domestic subsidiaries will not be guarantors, of our existing senior notes.

        The indenture governing our existing senior notes contains covenants with respect to us and the guarantors and restricts the incurrence of additional indebtedness and the issuance of capital stock; the payment of dividends or distributions on, and redemption of, capital stock; a number of other restricted payments, including certain investments; creation of specified liens, certain sale-leaseback transactions and sales of certain specified assets; fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and specified transactions with affiliates. Each of the covenants is subject to a number of important exceptions and qualifications. As of March 30, 2013, we were in compliance with all of the covenants in the indenture governing our existing senior notes.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "B&G Foods" refers only to B&G Foods, Inc. and its successor in accordance with the terms of the indenture, and not to any of its Subsidiaries.

        B&G Foods will issue the notes under an indenture, to be dated as of June 4, 2013 (the "Base Indenture"), as supplemented by a supplemental indenture establishing the form and terms of the notes (the "First Supplemental Indenture" and, together with the Base Indenture, the "indenture") among itself, the Guarantors and The Bank of New York Mellon, as trustee. See "Notice to Investors." The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        This "Description of Notes," together with the "Description of Our Debt Securities" included in the accompanying base prospectus, is only a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as a holder of the notes. We have filed a copy of the Base Indenture as an exhibit to the registration statement that includes the accompanying base prospectus. This "Description of Notes" supersedes the "Description of Debt Securities" in the accompanying base prospectus to the extent it is inconsistent with such "Description of Debt Securities." Copies of the Base Indenture and the First Supplemental Indenture are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  will be general unsecured obligations of B&G Foods;

  •
  will be pari passu in right of payment with all existing (including any remaining 2018 Senior Notes) and any future unsecured senior Indebtedness of B&G Foods;

  •
  will be senior in right of payment to all existing and any future subordinated Indebtedness of B&G Foods; and

  •
  will be fully and unconditionally guaranteed by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement, which as of the date of the indenture are secured by substantially all of the assets of B&G Foods and the Guarantors, other than the real estate of B&G Foods and the Guarantors. See "Risk Factors—Although the notes are referred to as "senior" notes, your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all the Guarantors' existing and future secured indebtedness."

The Note Guarantees

        The notes will be jointly and severally and fully and unconditionally guaranteed by all of B&G Foods' Domestic Subsidiaries.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be pari passu in right of payment with all existing (including that Guarantor's guarantee of any remaining 2018 Senior Notes) and any future unsecured senior Indebtedness of that Guarantor; and

  •
  will be senior in right of payment to all existing and any future subordinated Indebtedness of that Guarantor.

        Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The Guarantor Subsidiaries generated substantially all of our net sales for the three-month period ended March 30, 2013 and owned virtually all of our consolidated assets as of March 30, 2013. As of the date of the indenture, our non-Guarantor Subsidiaries will be B&G Foods Canada, ULC and Sirops Maple Grove Inc.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not guarantee the notes and will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        B&G Foods will issue $700.0 million in aggregate principal amount of notes in this offering. B&G Foods may issue additional notes under the indenture ("Additional Notes") from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. B&G Foods will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 1, 2021.

        Interest on the notes will accrue at the rate of 4.625% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2013. Interest on overdue principal and interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. B&G Foods will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to B&G Foods, B&G Foods will pay, or cause to be paid, all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless B&G Foods elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. B&G Foods may change the paying agent or registrar without prior notice to the holders of the notes, and B&G Foods or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes and holders will be required to pay all taxes due on transfer. B&G Foods will not be required to transfer or exchange any note selected for redemption. Also, B&G Foods will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes will be guaranteed by each of B&G Foods' current and future Domestic Subsidiaries. The Note Guarantees will be joint and several obligations of the Guarantors and those obligations will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the notes are held to be invalid or unenforceable or are limited in accordance with their terms, the notes would be structurally subordinated to the debt of our subsidiaries."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than (i) B&G Foods or another Guarantor or (ii) an affiliate of B&G Foods solely for the purpose of reincorporating or reorganizing in the United States or any state thereof), unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture, its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

  The Note Guarantee of a Guarantor will be automatically released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (3)
  if B&G Foods designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge";

  (5)
  if such Guarantor no longer constitutes a Domestic Subsidiary; or

  (6)
  if it is determined in good faith by B&G Foods that a liquidation, dissolution or merger out of existence of such Guarantor is in the best interests of B&G Foods and is not materially disadvantageous to the holders.

  See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        Except as described below, the notes will not be redeemable at B&G Foods' option prior to June 1, 2016. At any time prior to June 1, 2016, B&G Foods may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including Additional Notes, if any), upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 104.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date) in an amount not to exceed the net cash proceeds of one or more Equity Offerings of B&G Foods; provided that:

  (1)
  at least 50% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by B&G Foods and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        At any time prior to June 1, 2016, B&G Foods may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On or after June 1, 2016, B&G Foods may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	103.469%
2017	102.313%
2018	101.156%
2019 and thereafter	100.000%

        Any redemption or notice of any redemption may, at B&G Foods' discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. In addition, we may provide in any notice of redemption that payment of the redemption price and the performance of our obligations with respect to such redemption may be performed by another person; provided, however, that B&G Foods shall remain obligated to pay the redemption price and perform its obligations with respect to such redemption in the event such other person fails to do so. Notice of any redemption in respect of an Equity Offering may be given prior to completion thereof.

        Unless B&G Foods defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        B&G Foods is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, B&G Foods may be required to offer to purchase Notes as described under the caption "—Repurchase at the Option of Holders." We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require B&G Foods to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer (subject to the conditions required by applicable law, if any), B&G Foods will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, B&G Foods will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14e-1 under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        On the Change of Control Payment Date, B&G Foods will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by B&G Foods.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. B&G Foods will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require B&G Foods to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that B&G Foods repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        B&G Foods will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by B&G Foods and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

        The occurrence of the events constituting a Change of Control under the indenture could result in an event of default under the Credit Agreement and under B&G Foods' or its Subsidiaries' other Credit Facilities and debt instruments. The definition of "change of control" under the Credit Agreement is substantially the same as that in the indenture. Following such an event of default under the Credit Agreement, the lenders under the Credit Agreement or such other Credit Facilities and debt instruments would have the right to require the immediate repayment of the Indebtedness thereunder in full, and might have the right to require such repayment prior to the Change of Control Payment Date on which B&G Foods would be required to repurchase the notes.

        No assurances can be given that B&G Foods will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control. The provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving management or Affiliates of B&G Foods likewise will result in a Change of Control only if it is the type of transaction specified by the definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of B&G Foods and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require B&G Foods to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of B&G Foods and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions of the indenture related to B&G Foods' obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Asset Sales

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  B&G Foods (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) as determined in good faith by B&G Foods, of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by B&G Foods or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on B&G Foods' most recent consolidated balance sheet, of B&G Foods or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and B&G Foods or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by B&G Foods or any such Restricted Subsidiary from such transferee that are converted by B&G Foods or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion;

  (c)
  any Designated Non-cash Consideration received by B&G Foods or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $25.0 million or (ii) 3.0% of Total Assets, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and with giving effect to subsequent changes in value; and

  (d)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, B&G Foods (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

  (1)
  to repay, prepay or purchase Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of B&G Foods;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  any combination of the foregoing clauses (1) through (4).

        In the case of clauses (2) and (4) above, B&G Foods will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period. If the acquisition contemplated by such binding commitment is not consummated on or before such 180th day, and B&G Foods has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not have been a permitted application of Net Proceeds. Pending the final application of any Net Proceeds, B&G Foods may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, B&G Foods will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes (containing provisions similar to those set forth in the indenture with respect to offers) to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, B&G Foods may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14e-1 under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        The agreements governing B&G Foods' other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale. The exercise by the holders of notes of their right to require B&G Foods to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on B&G Foods. In the event an Asset Sale occurs at a time when B&G Foods is prohibited from purchasing notes, B&G Foods could seek the consent of its senior lenders to purchase notes or could attempt to refinance the borrowings that contain such prohibition. If B&G Foods does not obtain a consent or repay those borrowings, B&G Foods will remain prohibited from purchasing notes. In that case, B&G Foods' failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, B&G Foods' ability to pay cash to the holders of notes upon a repurchase may be limited by B&G Foods' then existing financial resources.

Selection and Notice

        If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under "—Book-Entry, Delivery and Form," based on a method that most nearly approximates a pro rata selection as the trustee may deem appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be transmitted at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address last shown upon the registry books of B&G Foods' registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed; provided that the principal amount specified must be $2,000 or integral multiples of $1,000 in excess thereof. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption, unless such redemption is conditioned upon the happening of a future event, become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving B&G Foods or any of its Restricted Subsidiaries) or to the direct or indirect holders of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of B&G Foods and other than dividends or distributions payable to B&G Foods or a Restricted Subsidiary of B&G Foods);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving B&G Foods) any Equity Interests (other than any such Equity Interest owned by a wholly owned Restricted Subsidiary of B&G Foods) of B&G Foods or any direct or indirect parent of B&G Foods;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of B&G Foods or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among B&G Foods and any of its Restricted Subsidiaries), except a payment of interest or principal on, or the purchase, repurchase or other acquisition of, such Indebtedness in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such payment, purchase, repurchase or other acquisition; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

  (1)
  if the Fixed Charge Coverage Ratio for B&G Foods' four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods and its Restricted Subsidiaries since the date of the indenture (except for Restricted Payments made pursuant to clauses (1) (so long as such Restricted Payment was previously included for purposes of this calculation (to the extent required to be so included) at the time of its declaration), (2), (3), (4), (6), (7), (8), (9), (10), (11) or (12) of the next succeeding paragraph), is less than the sum of $150.0 million and, without duplication:

  (a)
  Excess Cash of B&G Foods for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the indenture is executed to the end of B&G Foods' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

  (b)
  100% of the aggregate net cash proceeds received by B&G Foods since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of B&G Foods (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of B&G Foods that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of B&G Foods); plus

  (c)
  100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued since the date of the indenture by B&G Foods as consideration for the purchase by B&G Foods or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture); plus

  (d)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

  (e)
  to the extent that any Unrestricted Subsidiary of B&G Foods designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or merges or consolidates with or into, or is liquidated into, B&G Foods or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of B&G Foods' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 business days (other than to a Subsidiary of B&G Foods) of, Equity Interests of B&G Foods (other than Disqualified Stock) or from the contribution of common equity capital to B&G Foods within 10 business days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of B&G Foods or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or issuance of Disqualified Stock permitted to be issued by the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" within 10 business days from such incurrence or issuance;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of B&G Foods to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of B&G Foods or any Restricted Subsidiary of B&G Foods held by any current or former officer, director or employee of B&G Foods or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million in any calendar year (provided that B&G Foods may carry over and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, up to $5.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by B&G Foods or any of its Restricted Subsidiaries (to the extent contributed to B&G Foods) from sales of Equity Interests (other than Disqualified Stock) of B&G Foods to officers, directors or employees of B&G Foods or any of its Restricted Subsidiaries that occur after the date of the indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (1)(b) of the preceding paragraph and provided that B&G Foods may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to B&G Foods from members of management of B&G Foods or any Restricted Subsidiary in connection with a repurchase of Equity Interests of B&G Foods will not be deemed to constitute a Restricted Payment;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of B&G Foods or any Restricted Subsidiary of B&G Foods issued on or after the date of the indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (8)
  so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of an Asset Sale or a Change of Control and within 60 days after the completion of the related Asset Sale Offer or Change of Control Offer, any purchase or redemption of

    Indebtedness of B&G Foods or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee required pursuant to the terms thereof as a result of such Asset Sale or Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by B&G Foods or any of its Restricted Subsidiaries;

  (9)
  payments of dividends to B&G Foods solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

  (10)
  the acquisition of any shares of Disqualified Stock of B&G Foods in exchange for other shares of Disqualified Stock of B&G Foods or with the net cash proceeds from an issuance of Disqualified Stock by B&G Foods within 10 business days of such issuance, in each case that is permitted to be issued under the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of the 2018 Senior Notes, including any call premium paid in connection therewith; and

  (12)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount at the time outstanding not to exceed the greater of (i) $75.0 million or (ii) 4.0% of Total Assets.

        For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by B&G Foods or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (13) above or is entitled to be made pursuant to the first paragraph of this covenant, B&G Foods will be permitted, in its sole discretion, to classify the Restricted Payment, or later reclassify the Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur") with respect to any Indebtedness (including Acquired Debt), and B&G Foods will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that B&G Foods may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by B&G Foods and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of B&G Foods and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  the incurrence by B&G Foods and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  The incurrence by B&G Foods and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

  (4)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of B&G Foods or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) 4.0% of Total Assets or (ii) $50.0 million at any time outstanding;

  (5)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness or 2018 Senior Notes) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (16) or (17) of this paragraph;

  (6)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of intercompany Indebtedness between or among B&G Foods and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if B&G Foods or any Guarantor is the obligor on such Indebtedness and the payee is not B&G Foods or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of B&G Foods, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods, will be deemed, in each case, to constitute an incurrence of such Indebtedness by B&G Foods or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of B&G Foods' Restricted Subsidiaries to B&G Foods or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods; and

    (b)
    any sale or other transfer of any such preferred stock to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods,

  will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by B&G Foods or any of its Restricted Subsidiaries of Indebtedness of B&G Foods or a Restricted Subsidiary of B&G Foods that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness in respect of bankers' acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

  (11)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

  (12)
  the incurrence of Indebtedness arising from agreements of B&G Foods or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Restricted Subsidiary, other than the Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by B&G Foods and Restricted Subsidiaries in connection with such disposition;

  (13)
  the incurrence of Indebtedness owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to B&G Foods or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (14)
  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

  (15)
  the incurrence of Indebtedness by B&G Foods or any of its Restricted Subsidiaries issued to directors, officers or employees of B&G Foods or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any assets of B&G Foods or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount at any time outstanding not to exceed $5.0 million;

  (16)
  the incurrence of Indebtedness by B&G Foods or any Restricted Subsidiary to finance the acquisition (including, without limitation, by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business; provided that the Fixed Charge

    Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period; and

  (17)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (i) 4.0% of Total Assets or (ii) $75.0 million.

        B&G Foods will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of B&G Foods or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of B&G Foods solely by virtue of being unsecured or by virtue of being secured on a first or junior priority basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, B&G Foods will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed Existing Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that B&G Foods or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

Liens

        B&G Foods will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

        Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to so secure the notes or the Note Guarantees.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to B&G Foods or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to B&G Foods or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to B&G Foods or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to B&G Foods or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreement, including the Credit Agreement and the 2018 Senior Notes Indenture, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by B&G Foods or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of B&G Foods, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of B&G Foods' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (12)
  any other agreement governing Indebtedness incurred after the date of the indenture that contains encumbrances or other restrictions that are, in the good faith judgment of B&G Foods, no more restrictive in any material respect taken as a whole than those encumbrances and other restrictions that are customary in comparable financings.

Merger, Consolidation or Sale of Assets

        B&G Foods will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not B&G Foods is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of B&G Foods and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) B&G Foods is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes the co-issuer of the notes pursuant to a supplemental indenture reasonably satisfactory to the trustee;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of B&G Foods under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  B&G Foods or the Person formed by or surviving any such consolidation or merger (if other than B&G Foods), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

    (a)
    be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

    (b)
    have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of B&G Foods immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition.

        In addition, B&G Foods will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person, other than in compliance with this "Merger, Consolidation or Sale of Assets" covenant.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of B&G Foods with an Affiliate solely for the purpose of reincorporating B&G Foods in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among B&G Foods and its Restricted Subsidiaries.

Transactions with Affiliates

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of the indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of B&G Foods (each, an "Affiliate Transaction") involving aggregate consideration in excess of $5.0 million, unless:

  (1)
  the Affiliate Transaction is on terms that are not materially less favorable to B&G Foods or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by B&G Foods or such Restricted Subsidiary with a Person that is not an Affiliate of B&G Foods; and

  (2)
  B&G Foods delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of B&G Foods set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of B&G Foods or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to B&G Foods or such Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to B&G Foods and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of B&G Foods, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among B&G Foods and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of B&G Foods) that is an Affiliate of B&G Foods solely because B&G Foods owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  fees and compensation paid to officers and employees of B&G Foods or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors' fees to Persons who are not otherwise Affiliates of B&G Foods;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) of B&G Foods to Affiliates, employees, officers and directors of B&G Foods or any of its Restricted Subsidiaries;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (8)
  loans or advances to employees that are permitted by the provisions of the indenture under the definition of "Permitted Investments";

  (9)
  any agreement as in effect and entered into as of the date of the indenture, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

  (10)
  any transaction or series of transactions between B&G Foods or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between B&G Foods or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $25.0 million, such Affiliate Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by the Board of Directors of B&G Foods; and

  (11)
  any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between B&G Foods or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of B&G Foods determines in good faith that any such agreement is on terms not materially less favorable to B&G Foods or such Restricted Subsidiary than those that could be obtained in a comparable arms'-length transaction with an entity that is not an Affiliate.

Business Activities

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to B&G Foods and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of B&G Foods.

Additional Note Guarantees

        If B&G Foods or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel (subject to customary assumptions and exceptions) satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of B&G Foods may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by B&G Foods and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under the definition of Permitted Investments, as determined by B&G Foods. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of B&G Foods may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of B&G Foods as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of B&G Foods as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," B&G Foods will be in default of such covenant. The Board of Directors of B&G Foods may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of B&G Foods; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of B&G Foods of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would result following such designation.

Limitation on Sale and Leaseback Transactions

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that B&G Foods or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  B&G Foods or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and B&G Foods applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Effectiveness of Covenants

        If after the date of the indenture, (1) the notes have an Investment Grade Rating from two of the Rating Agencies and (2) no Default has occurred and is continuing under this Indenture, then, B&G Foods and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the "Suspended Covenants" and such date shall be the "Suspension Date"):

        "—Change of Control,"

        "—Asset Sales,"

        "—Restricted Payments,"

        "—Incurrence of Indebtedness and Issuance of Preferred Stock,"

        Clause (4) of the first paragraph of "—Merger, Consolidation or Sale of Assets,"

        "—Transactions with Affiliates," and

        "—Dividend and other Payment Restrictions affecting Restricted Subsidiaries."

        If at any time the notes' credit rating is downgraded from an Investment Grade Rating by any Rating Agency, then the Suspended Covenants will thereafter be reinstated with respect to future events (the "Reinstatement Date"), unless and until the notes subsequently attain an Investment Grade Rating from two of the Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating from two of the Ratings Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the notes or the Guarantees with respect to the Suspended Covenants based on, and none of B&G Foods or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the "Suspension Period." B&G Foods will notify the trustee of the commencement or termination of any Suspension Period.

        In the event of any reinstatement, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (2) of the second paragraph of "—Incurrence of Indebtedness and Issuance of Preferred Stock" and all Restricted Payments made after such reinstatement will be calculated as though the limitations contained in "—Restricted Payments" had been in effect prior to, but not during, the Suspension Period.

        For purposes of the "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, on the Reinstatement Date, any consensual encumbrances or restrictions of the type specified in clause (1), (2) or (3) of that covenant entered into during the Suspension Period will be deemed to have been in effect on the date of the Indenture, so that they are permitted under clause (1) of the second paragraph under "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

        For purposes of the "Transactions with Affiliates" covenant, any Affiliate Transaction (as defined below) entered into after the Reinstatement Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Issuer entered into during the Suspension Period will be deemed to have been in effect as of the date of the Indenture for purposes of clause (6) under "—Transactions with Affiliates."

        During any period when the Suspended Covenants are suspended, the board of directors of the Issuer may not designate any of the Issuer's Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

        There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Payments for Consent

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, B&G Foods will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if B&G Foods were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if B&G Foods were required to file such reports;

provided, however, that the availability of the foregoing materials on the SEC's EDGAR service or on B&G Foods' website shall be deemed to satisfy B&G Foods' delivery obligations hereunder.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on B&G Foods' consolidated financial statements by B&G Foods' independent registered public accounting firm. In addition, B&G Foods will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.

        If at any time B&G Foods is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, B&G Foods will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. B&G Foods will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept B&G Foods' filings for any reason, B&G Foods will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if B&G Foods were required to file those reports with the SEC.

        If B&G Foods has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of B&G Foods and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of B&G Foods.

        In addition, B&G Foods and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following will be an "Event of Default" under the indenture:

  (1)
  default for 30 consecutive days in the payment when due of interest on the notes;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

  (3)
  failure by B&G Foods or any of its Restricted Subsidiaries for 60 days after written notice to B&G Foods by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (4)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by B&G Foods or any of its Restricted Subsidiaries (or the payment of which is guaranteed by B&G Foods or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

  (5)
  failure by B&G Foods or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (net of any amount covered by insurance from an insurer that has not denied liability therefor), which judgments are not paid, discharged or stayed for a period of 60 days after their entry;

  (6)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

  (7)
  certain events of bankruptcy or insolvency described in the indenture with respect to B&G Foods or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to B&G Foods, any Restricted Subsidiary of B&G Foods that is a Significant Subsidiary or any group of Restricted Subsidiaries of B&G Foods that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders, if within 30 days (or such longer period as may be provided for cure of the default in the agreement under which such default may arise) after such Event of Default arose:

  (1)
  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

  (2)
  holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

  (3)
  the default that is the basis for such Event of Default has been cured.

        B&G Foods is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, B&G Foods is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of B&G Foods or any Guarantor, as such, or any successor entity, will have any liability for any obligations of B&G Foods or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        B&G Foods may at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance"). If Legal Defeasance occurs, B&G Foods and the Guarantors will be deemed to have paid and discharged all amounts owed under the notes and the Note Guarantees, and the indenture will cease to be of further effect as to the notes and Note Guarantees, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  B&G Foods' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and B&G Foods' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, B&G Foods may, at its option and at any time, elect to have the obligations of B&G Foods and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  B&G Foods must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent registered public accounting firm, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and B&G Foods must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) B&G Foods has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and agreements governing other Indebtedness being defeased, discharged or replaced) to which B&G Foods or any of its Subsidiaries is a party or by which B&G Foods or any of its Subsidiaries is bound;

  (6)
  B&G Foods must deliver to the trustee an Officers' Certificate stating that the deposit was not made by B&G Foods with the intent of preferring the holders of notes over the other creditors of B&G Foods with the intent of defeating, hindering, delaying or defrauding any creditors of B&G Foods or others; and

  (7)
  B&G Foods must deliver to the trustee an Officers' Certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended, modified or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any past or existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, modification, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment, supplement and waiver provisions that requires each holder's consent.

        The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, B&G Foods is required to mail to holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

        Notwithstanding the preceding, without the consent of any holder of notes, B&G Foods, the Guarantors and the trustee may amend, modify or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of B&G Foods' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of B&G Foods' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture, the notes or the Note Guarantees of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes, which intent may be evidenced by an Officers' Certificate to that effect;

  (7)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

  (8)
  to comply with the provisions of DTC or the trustee with respect to the provisions of the indenture and the notes relating to transfers and exchanges of notes or beneficial interests in the notes; or

  (9)
  to evidence the release of any Guarantor permitted to be released under the terms of the indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by B&G Foods or any Guarantor and thereafter repaid to B&G Foods or discharged from their trust, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and B&G Foods or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (3)
  B&G Foods or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  B&G Foods has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, B&G Foods must deliver an Officers' Certificate and an opinion of counsel (subject to customary assumptions and exceptions) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of B&G Foods or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus supplement may obtain a copy of each of the Base Indenture and the First Supplemental Indenture without charge by writing to at B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, N.J. 07054, Attention: General Counsel.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated

Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following operations and procedures are solely within the control of DTC's settlement system and are subject to changes by it. B&G Foods takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. However, B&G Foods will remain responsible for any actions DTC and participants take in accordance with instructions provided by B&G Foods.

        DTC has advised B&G Foods that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised B&G Foods that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, B&G Foods and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither B&G Foods, the trustee nor any agent of B&G Foods or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised B&G Foods that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or B&G Foods. Neither B&G Foods nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and B&G Foods and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised B&G Foods that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Except for actions taken by DTC or its Participants or indirect Participants or their respective agents in accordance with our instructions, none of B&G Foods, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies B&G Foods that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, B&G Foods fails to appoint a successor depositary within 120 days after the date of such notice from the depository;

  (2)
  B&G Foods, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        B&G Foods will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. B&G Foods will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will , therefore, be required by DTC to be settled in immediately available funds. B&G Foods expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "2018 Senior Notes" means B&G Foods 7.625% Senior Notes due 2018.

        "2018 Senior Notes Indenture" means the indenture relating to the 2018 Senior Notes dated January 25, 2010, as supplemented by a First Supplemental Indenture dated as of January 25, 2010.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note at June 1, 2016, (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through June 1, 2016, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of the note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of B&G Foods and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any of B&G Foods' Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than B&G Foods or a Restricted Subsidiary).

  Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $5.0 million or (b) net proceeds of less than $5.0 million;

  (2)
  a transfer of assets between or among B&G Foods and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of B&G Foods to B&G Foods or to a Restricted Subsidiary of B&G Foods;

  (4)
  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, including any sale or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by the indenture;

  (7)
  a Restricted Payment that complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (8)
  sales or grants of licenses or sublicenses of intellectual property, and licenses, leases or subleases of other assets, of B&G Foods or any of its Restricted Subsidiaries to the extent not materially interfering with the business of B&G Foods and its Restricted Subsidiaries;

  (9)
  any exchange of like-kind property pursuant to Section 1031 of the Code that are used or useful in a Permitted Business;

  (10)
  the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of B&G Foods or any of its Restricted Subsidiaries are not material to the conduct of the business of B&G Foods and its Restricted Subsidiaries taken as a whole;

  (11)
  foreclosures, condemnation or any similar action on assets or the granting of a Lien that is permitted under the covenant described above under "—Certain Covenants—Liens";

  (12)
  any liquidation or dissolution of a Restricted Subsidiary, provided that such Restricted Subsidiary's direct parent is also either B&G Foods or a Restricted Subsidiary of the B&G Foods and immediately becomes the owner of such Restricted Subsidiary's assets;

  (13)
  any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (14)
  any financing transaction with respect to real property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by B&G Foods or any Restricted Subsidiary after the date of the indenture, including Sale and Lease-Back Transactions permitted by the indenture; and

  (15)
  sales, transfers and other dispositions of Investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

  (2)
  50% of the book value of all inventory, net of reserves, owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date,

  in each case determined in accordance with GAAP.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars and Canadian dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition;

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

  (7)
  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of B&G Foods and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of B&G Foods;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of B&G Foods, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of B&G Foods are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and including, without limitation, any marking to market of derivative securities or securities held in any deferred compensation plan) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  fees and expenses related to the Transactions not to exceed $25.0 million in the aggregate actually incurred within three months of the date of the indenture; plus

  (6)
  charges incurred within 180 days of the date of the indenture attributable to the write-off of bond discount and the write-off of deferred financing fees and costs, relating to the pay off of existing Indebtedness in an amount not to exceed $17.5 million; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any marking to market of derivative securities or securities held in any deferred compensation plan), other than the accrual of revenue in the ordinary course of business;

  in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  any unrealized gains and with respect to Hedging Obligations for such period will be excluded;

  (5)
  any unrealized gains and losses related to fluctuations in currency exchange rates for such period will be excluded;

  (6)
  any gains and losses from any early extinguishment of Indebtedness will be excluded;

  (7)
  any gains and losses from any redemption or repurchase premiums paid with respect to the notes will be excluded; and

  (8)
  any deferred financing costs (including the amortization of original issue discount) associated with Indebtedness of B&G Foods will be excluded.

        "continuing" means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of B&G Foods who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of December 12, 2012 by and among B&G Foods, Credit Suisse AG, as administrative agent and collateral agent, and the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long-term indebtedness including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or replacements in any manner (whether upon or after termination or otherwise) or refinancings thereof (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase is permitted under the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock") or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by B&G Foods or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal financial officer of B&G Foods, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require B&G Foods to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that B&G Foods may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that B&G Foods and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiaries" means any Restricted Subsidiary of B&G Foods that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private sale either (1) of Equity Interests of B&G Foods by B&G Foods (other than Disqualified Stock and other than to a Subsidiary of B&G Foods or pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of B&G Foods) or (2) of Equity Interests of a direct or indirect parent entity of B&G Foods (other than to B&G Foods or a Subsidiary of B&G Foods) to the extent that the net proceeds therefrom are contributed to the common equity capital of B&G Foods.

        "Excess Cash" means, with respect to any specified Person for any period, the Consolidated Cash Flow of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (1)
  cash income taxes paid for such Person and its Restricted Subsidiaries; plus

  (2)
  cash interest expense paid by such Person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

  (3)
  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by the incurrence of Indebtedness; plus

  (4)
  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above, (b) out of Net Proceeds of Assets Sales as provided in "—Repurchase at the Option of Holders—Asset Sales," (c) through a refinancing involving the incurrence of new long-term Indebtedness and (d) to the extent not included in clause (c), (x) of tranche A term loans, tranche B term loans and revolving loans under the Credit Agreement and the 2018 Senior Notes with the proceeds of this offering on or about the date of the indenture, and (y) of tranche A term loans and 2018 Senior Notes made within 180 days from date of the indenture; provided that the aggregate amount of repayments made pursuant to clause (d) does not exceed the amount of the net proceeds received in connection with this offering.

        "Existing Indebtedness" means Indebtedness of B&G Foods and its Restricted Subsidiaries (including pursuant to the 2018 Senior Notes and the Credit Agreement, to the extent outstanding immediately following the execution of the Indenture) in existence on the date of the Indenture, reduced to the extent such amounts are repaid, refinanced or retired.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by B&G Foods (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage

Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (including with respect to any cost savings so long as such cost savings are factually supportable and expected to have a continuing effect on such Person or any of its Restricted Subsidiaries);

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; (but excluding amortization of deferred financing costs, original issue discount and any redemption or repurchase premiums paid with respect to the notes); plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of B&G Foods (other than Disqualified Stock) or to B&G Foods or a Restricted Subsidiary of B&G Foods, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

  (5)
  charges attributable to the amortization of expenses relating to the Transactions incurred within 180 days of the date of the indenture.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture. At any time after the date of the indenture, B&G Foods may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculations or determinations herein that require the application of GAAP for periods that include fiscal quarters ended prior to B&G Foods' election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. B&G Foods will provide notice of any such election made in accordance with this definition to the trustee and the holders of notes.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  B&G Foods North America, Inc., B&G Foods Snacks, Inc. and William Underwood Company; and

  (2)
  any other Subsidiary of B&G Foods that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "IFRS" means International Financial Reporting Standards.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of B&G Foods.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to equal the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If B&G Foods or any Subsidiary of B&G Foods sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of B&G Foods such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of B&G Foods, B&G Foods will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of B&G Foods' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by B&G Foods or any Subsidiary of B&G Foods of a Person that holds an Investment in a third Person will not be deemed to be an Investment by B&G Foods or such Subsidiary in such third Person if the purpose of such acquisition by B&G Foods or such Subsidiary was not the Investment in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Joint Venture" means any joint venture between B&G Foods and/or any Restricted Subsidiary and any other Person if such joint venture is:

  (1)
  owned 50% or less by B&G Foods and/or any of its Restricted Subsidiaries; and

  (2)
  not directly or indirectly controlled by or under direct or indirect common control of B&G Foods and/or any of its Restricted Subsidiaries.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by B&G Foods or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale or any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or in respect of liabilities associated with the asset disposed of and retained by B&G Foods or its Restricted Subsidiaries.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither B&G Foods nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of B&G Foods or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of B&G Foods or any of its Restricted Subsidiaries.

        "Note Guarantee" means the Guarantee by each Guarantor of B&G Foods' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of specified events as set forth in the indenture.

        "Permitted Business" means the business of B&G Foods and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in B&G Foods or in a Restricted Subsidiary of B&G Foods;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by B&G Foods or any Restricted Subsidiary of B&G Foods in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of B&G Foods; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, B&G Foods or a Restricted Subsidiary of B&G Foods;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of B&G Foods;

  (6)
  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of B&G Foods or the Restricted Subsidiary of B&G Foods in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

  (9)
  repurchases of the notes;

  (10)
  intercompany loans to the extent permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  loans by B&G Foods in an aggregate principal amount not exceeding $5.0 million to employees of B&G Foods or its Restricted Subsidiaries to finance the sale of B&G Foods' Capital Stock by B&G Foods to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (12)
  any Investment in existence on the date of the indenture;

  (13)
  receivables owing to B&G Foods or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (14)
  any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by B&G Foods or any of its Restricted Subsidiaries;

  (15)
  guarantees otherwise permitted by the terms of the indenture, including guarantees of Indebtedness, performance guarantees and guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

  (16)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (i) 4.0% of Total Assets and (ii) $75.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if an Investment made pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of B&G Foods at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16).

        "Permitted Liens" means:

  (1)
  Liens on assets of B&G Foods or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred and/or securing certain Hedging Obligations;

  (2)
  Liens in favor of B&G Foods or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with B&G Foods or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property and rights of offset and set-off);

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, repairmen's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (13)
  Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

  (14)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (15)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (16)
  leases or subleases granted to third Persons not interfering with the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries;

  (17)
  Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

  (18)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (19)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (20)
  judgment Liens not giving rise to an Event of Default;

  (21)
  Liens on the assets of a Restricted Subsidiary of B&G Foods that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (22)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business;

  (23)
  Liens solely on any cash earnest money deposits made by B&G Foods or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the indenture;

  (24)
  Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into in the ordinary course of business; and

  (25)
  Liens incurred in the ordinary course of business of B&G Foods or any Restricted Subsidiary of B&G Foods with respect to obligations that do not exceed $30.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of B&G Foods or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of B&G Foods or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by B&G Foods or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Principals" means the members of management of B&G Foods or any of B&G Foods' Restricted Subsidiaries as of the date of the indenture.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by B&G Foods which shall be substituted for Moody's or S&P or both, as the case may be.

        "Related Party" means:

  (1)
  any controlling stockholder, 66 2/3% or more owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Total Assets" means the total assets of B&G Foods and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of B&G Foods.

        "Total Debt" means as at any date of determination, the aggregate amount of all outstanding Indebtedness of B&G Foods and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, in each case determined in accordance with GAAP.

        "Transactions" means the issuance of the notes and the application of the proceeds therefrom.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if the period from the redemption date to June 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of B&G Foods that is designated by the Board of Directors of B&G Foods as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with B&G Foods or any Restricted Subsidiary of B&G Foods unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to B&G Foods or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of B&G Foods;

  (3)
  is a Person with respect to which neither B&G Foods nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of B&G Foods or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions all as now in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers), and that hold the notes as capital assets. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

        THIS SUMMARY IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE WITH RESPECT TO ANY SPECIFIC INVESTOR IN LIGHT OF SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES. INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

        As used herein, the term "U.S. Holder" means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of the notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

        If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of the notes that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.

  Consequences to U.S. Holders

  Taxation of Interest

        A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with the U.S. Holder's regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to recognize additional interest as "original issue discount" over the term of the instrument, irrespective of the holder's regular method of tax accounting. We believe that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or Other Disposition of Notes

        A U.S. Holder generally will recognize capital gain or loss if the holder disposes of the notes in a sale, exchange, redemption or other taxable disposition. A U.S. Holder's gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts representing accrued but unpaid interest) and the holder's tax basis in the note. A U.S. Holder's tax basis in a note generally will equal the amount the holder paid for the note. The portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the note has been held for more than one year at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Medicare Tax

        Certain U.S. Holders who are individuals, estates and trusts will be required to pay an additional 3.8% tax on some or all of their "net investment income," which generally includes interest income on the notes and gain recognized with respect to the sale exchange, redemption or other taxable disposition of the notes. U.S. Holders should consult their own tax advisors regarding the applicability of this additional tax on their particular situation.

  Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders (as defined above).

  Taxation of Interest

        Subject to the discussion below under "—Income or Gains Effectively Connected with a U.S. Trade or Business," payments of interest to Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30 percent (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non- U.S. Holder's country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

  •
  owns, actually or constructively, shares of our stock representing at least 10 percent of the total combined voting power of all classes of our stock entitled to vote;

  •
  is a "controlled foreign corporation" that is related, actually or constructively, to us through sufficient stock ownership;

  •
  is a bank that received interest paid on the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

  •
  does not certify its nonresident status as described below.

        In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock (by either voting power or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10 percent of the total combined voting power of the corporation's voting stock.

        The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can generally meet this certification requirement by providing an IRS Form W-8BEN or appropriate substitute form to our paying agent prior to the payment. If treaty benefits are claimed, the Non-U.S. Holder may be required to provide a taxpayer identification number on IRS Form W-8BEN. If the holder holds its notes through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than the partnership, and the partnership must provide the partners' documentation to us or our paying agent.

  Sale, Exchange, Redemption or Other Disposition of Notes

        Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under "—Taxation of Interest" above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

  •
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case it would be subject to tax as described below under "—Income or Gains Effectively Connected with a U.S. Trade or Business;" or

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case, except as otherwise provided by an applicable income tax treaty, the gain would be subject to a flat 30 percent tax, which may be offset by certain U.S. source capital losses, even if the individual is not considered a resident of the U.S.

  Income or Gains Effectively Connected with a U.S. Trade or Business

        The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of the notes by a Non-U.S. Holder assumes that any interest on the notes or any gain relating to the notes is not effectively connected with a trade or business in the United States, if any, conducted by the Non-U.S. Holder. If any interest on the notes or gain from the sale, exchange, redemption or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at regular graduated rates in the same manner as the income or gain of a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty between the U.S. and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax described above; provided, that the holder claims exemption from withholding. To claim exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable income tax treaty, the holder must certify its qualification, which generally can be done by filing a properly completed and executed IRS Form W-8ECI (in the case of a U.S. trade or business income) or properly completed and executed IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally also be subject to a 30 percent branch profits tax (or reduced rate pursuant to an applicable income tax treaty).

  Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act ("FATCA"), will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount) paid after December 31, 2013, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest paid after December 31, 2016 ("withholdable payments"), if paid to (a) a foreign financial institution, or to a non-financial foreign entity, unless (a) the foreign financial institution enters into an agreement with the U.S. Treasury under which it agrees to (i) collect and report to the IRS information regarding U.S. account holders and (ii) withhold on payments to "nonparticipating foreign financial institutions" and certain account holders that do not provide information, (b) the non-financial foreign entity provides a certification or information relating to its 10% or greater U.S. owners, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., as "portfolio interest" or as capital gain upon sale, exchange, redemption or other disposition of a note as described above under "—Non-U.S. Holders").

        Generally, withholdable payments made on debt instruments that are issued prior to January 1, 2014 will not be subject to the 30% withholding tax and, therefore, no withholding should be required on interest or principal paid with respect to the notes, or gross proceeds from the sale or disposition of the notes. If the notes are modified on or after January 1, 2014 in such a way that they are considered to be re-issued for U.S. federal income tax purposes, this legislation could apply to interest payments and proceeds of a sale in respect of the notes. Non-U.S. Holders are urged to consult their own tax advisors with respect to these information reporting rules and due diligence requirements.

  Information Reporting and Backup Withholding

        Payments of interest to U.S. Holders and payments to U.S. Holders upon a sale or other disposition of the notes generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. If the sale or other disposition is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        We must report annually to the IRS the interest paid to each Non-U.S. Holder and the tax withheld, if any, with respect to interest paid on the notes, including any tax withheld pursuant to the rules described under "—Non-U.S. Holders—Taxation of Interest" above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8 or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder of the notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and any excess can be refunded to the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated May 20, 2013, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective principal amount of notes.

Underwriters	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$210,000,000
Barclays Capital Inc.	175,000,000
RBC Capital Markets, LLC	175,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	61,250,000
Deutsche Bank Securities Inc.	61,250,000
RBS Securities Inc.	17,500,000

Total	$700,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the discounts and commissions we will pay to the underwriters in respect to this offering:

Per note	1.500%
Total	$10,500,000

        The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1,750,000 and are payable by us.

        David Wenner, our president and chief executive officer, intends to purchase $1,000,000 principal amount of the notes.

  Notice to Investors

  United Kingdom

        This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

        The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuer.

  EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

        The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

        The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+10"). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

  Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. Credit Suisse provided certain advisory services to us in connection with this offering for which it will receive customary fees. Credit Suisse is also the dealer manager for the tender offer to purchase for cash any and all of our existing senior notes. Additionally, affiliates of certain of the underwriters of the notes are lenders under our credit agreement and, as a result, will receive a portion of the net proceeds of this offering.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

        The validity of the notes and subsidiary guarantees offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of December 29, 2012 and December 31, 2011 and for each of the years ended December 29, 2012, December 31, 2011 and January 1, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. B&G Foods' SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com. We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). Please direct any requests for copies to:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550
E-Mail: corporatesecretary@bgfoods.com

 INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference in this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference in this prospectus supplement the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

  •
  our annual report on Form 10-K for the year ended December 29, 2012 filed on February 26, 2013;

  •
  our quarterly report on Form 10-Q for the quarter ended March 30, 2013 filed on April 25, 2013;

  •
  our current reports on Form 8-K filed on March 4, 2013 and May 7, 2013; and

  •
  our definitive proxy statement on Schedule 14A filed on March 28, 2013.

        We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all securities that may be offered under this prospectus supplement are sold. The information that we file with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities under this prospectus supplement will update and supersede the information contained in this prospectus supplement and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

        You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We may offer and sell, from time to time in one or more offerings, together or separately, common stock, preferred stock, debt securities, warrants or units. This prospectus also covers subsidiary guarantees, if any, of our payment obligations under any debt securities, which may be given by our subsidiaries, on terms to be determined at the time of the offering.

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Before you invest, we urge you to read carefully this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus.

        We will sell these securities directly, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

        Shares of our common stock are traded on the New York Stock Exchange under the symbol "BGS." Each prospectus supplement will indicate if the securities offered thereby will be listed on the New York Stock Exchange or any other securities exchange.

        The mailing address of our principal executive offices is Four Gatehall Drive, Suite 110, Parsippany, NJ 07054, and our telephone number is 973.401.6500.

        Investing in our securities involves a high degree of risk which is described in the "Risk Factors" section beginning on page 1 of this prospectus. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2013

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, together or separately, common stock, preferred stock, debt securities, warrants or units. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption "Where You Can Find More Information."

        This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        We have not authorized anyone to provide information or to make any representations other than those contained in this prospectus or a prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below under the heading "Plan of Distribution."

        The terms "B&G Foods," "our," "we" and "us," as used in this prospectus, refer to B&G Foods, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each prospectus supplement relating to a particular offering of securities, contain forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  the effects of rising costs for our raw materials, packaging and ingredients;

  •
  crude oil prices and their impact on distribution, packaging and energy costs;

  •
  our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

  •
  intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels, and to improve productivity;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

  •
  the effects of currency movements of the Canadian dollar as compared to the U.S. dollar;

  •
  other factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

  •
  competitors' pricing practices and promotional spending levels;

  •
  the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

  •
  fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and

ii

each applicable prospectus supplement, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained or incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement.

iii

THE COMPANY

        We manufacture, sell and distribute a diverse portfolio of branded, high quality, shelf-stable food products across the United States, Canada and Puerto Rico. Many of our branded products have leading regional or national market shares. In general, we position our branded products to appeal to the consumer desiring a high quality and reasonably priced product. We complement our branded product retail sales with institutional and food service sales and limited private label sales.

        Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of branded, shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives: expanding our brand portfolio with acquisitions of complementary branded businesses, continuing to develop innovative new products and delivering them to market quickly, leveraging our multiple-channel sales, marketing and distribution system and continuing to focus on higher growth customers and distribution channels. Since 1996, we have successfully acquired and integrated more than 25 brands into our company.

        Our products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers, nut clusters and other specialty food products. We compete in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Our products are marketed under many recognized brands, including Ac'cent, B&G, B&M, Baker's Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril's, Grandma's Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, New York Style, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey's, TrueNorth, Underwood, Vermont Maid and Wright's. We also sell and distribute two branded household products, Static Guard and Kleen Guard.

        B&G Foods, including our subsidiaries and predecessors, has been in business for over 120 years. We were incorporated in Delaware on November 25, 1996 under the name B Companies Holdings Corp. On August 11, 1997, we changed our name to B&G Foods Holdings Corp. On October 14, 2004, simultaneously with the completion of our initial public offering, B&G Foods, Inc., then our wholly-owned subsidiary, was merged with and into us and we were renamed B&G Foods, Inc. Our executive offices are located at Four Gatehall Drive, Suite 110, Parsippany, NJ, 07054, and our telephone number is 973.401.6500. We maintain a website at www.bgfoods.com. The information on our website is not a part of this prospectus or incorporated by reference herein.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing or refinancing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

 GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER

        We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately:

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  debt securities, in one or more series, and which may be guaranteed by certain of our subsidiaries;

  •
  warrants to purchase our debt or equity securities; or

  •
  any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

        We may issue debt securities that are exchangeable for or convertible into shares of our common stock or our preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of our common stock or another series of our preferred stock.

        When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.

DESCRIPTION OF CAPITAL STOCK

General

        The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

        Our authorized capital stock consists of:

  •
  125,000,000 shares of common stock, par value $0.01 per share; and

  •
  1,000,000 shares of preferred stock, par value $0.01 per share.

        As of May 17, 2013, there are 52,858,772 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote.

        No Cumulative Voting Rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Our dividend policy reflects a basic judgment that our stockholders would be better served if we distributed a substantial portion of our cash available to pay dividends to them instead of retaining it in our business. Under this policy, a substantial portion of the cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets is distributed as regular quarterly cash dividends to the holders of our common stock and not retained by us.

        We have paid dividends every quarter since our initial public offering in October 2004. Our current quarterly dividend rate is $0.29 per share. The following table sets forth the dividends per share we have declared in each of the quarterly periods of 2012 and 2011 and the first two quarterly periods of 2013:

	Fiscal 2013	Fiscal 2012	Fiscal 2011
Fourth Quarter	N/A	$0.29	$0.23
Third Quarter	N/A	$0.27	$0.21
Second Quarter	$0.29	$0.27	$0.21
First Quarter	$0.29	$0.27	$0.21

        However, notwithstanding the dividend policy, the amount of dividends, if any, for each dividend payment date will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in our debt agreements, provisions of applicable law and other factors that our board of directors may deem relevant. Our dividend policy is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it was to determine that we have insufficient cash to take advantage of growth opportunities.

        We cannot assure you that we will continue to pay dividends at the historical level set forth above or at all. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy at any time. Furthermore, our board of directors may decrease the level of dividends below the rate historically paid or discontinue entirely the payment of dividends.

        Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments.

        Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

        Our certificate of incorporation provides that we may issue up to 1,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

  •
  determining the number of shares to be included in each series;

  •
  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third-party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. We currently have eight directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors are elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, our certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

        The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Stockholder Action

        Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board of directors or the holders of at least 20% of the outstanding shares of our common stock.

Section 203 of the Delaware General Corporation Law

        Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

  •
  the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  the name, age, business address and, if known, residential address of each nominee;

  •
  the principal occupation or employment of each nominee;

  •
  the class, series and number of our shares beneficially owned by each nominee;

  •
  any other information relating to each nominee required by the SEC's proxy rules; and

  •
  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

  •
  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

  •
  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

  •
  the class, series and number of our shares beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of Our Certificate of Incorporation

        The affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class, is required to amend, alter, change or repeal the provisions of our certificate of incorporation.

Amendment of Our Bylaws

        Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited act including unlawful payment of dividends or unlawful purchase or redemption of our capital stock); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our bylaws also provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Our bylaws also require us to indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified includes the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of common stock are listed on the New York Stock Exchange under the trading symbol "BGS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

        As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities may be issued under an indenture to be entered into between us and one or more trustees named in the applicable prospectus supplement, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part. Any debt securities that we issue under this prospectus will be governed by the applicable indenture and a separate supplemental indenture setting out the particular terms of a series of debt securities.

        This section describes certain general terms and provisions that we expect would be applicable to our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

        The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of B&G Foods. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

        Unless otherwise specified in a prospectus supplement, the applicable indenture will not limit the aggregate principal amount of debt securities that we may issue and will provide that we may issue debt securities from time to time at par or at a discount, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

  •
  the title of debt securities and whether they are subordinated debt securities or senior debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the ability to issue additional debt securities of the same series;

  •
  the price or prices at which we will sell the debt securities;

  •
  whether the debt securities of the series will be guaranteed and the terms of any such guarantee;

  •
  the maturity date or dates of the debt securities;

  •
  the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

  •
  the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

  •
  the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

  •
  whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

  •
  the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

  •
  if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

  •
  our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

  •
  the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not U.S. dollars;

  •
  provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

  •
  any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

  •
  any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

  •
  the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

  •
  whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

  •
  the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

  •
  whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

  •
  any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

  •
  the depository for global or certificated debt securities;

  •
  any special tax implications of the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture, as amended or supplemented.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully-registered form without coupons.

        Debt securities may be sold at a substantial discount below their stated principal amount or bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Guarantees

        Debt securities may be guaranteed by certain of our domestic subsidiaries if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination

        The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

        Unless otherwise specified in the applicable prospectus supplement, under the applicable indenture, "senior indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the applicable indenture, or thereafter incurred or created:

  •
  the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  •
  all of our capital lease obligations or attributable debt (as will be defined in the applicable indenture) in respect of sale and leaseback transactions;

  •
  all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

  •
  all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

  •
  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

  •
  all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

        However, senior indebtedness does not include:

  •
  any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

  •
  any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

  •
  any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor;

  •
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  •
  any obligations with respect to any capital stock;

  •
  any indebtedness incurred in violation of the applicable indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer's certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

  •
  any of our indebtedness in respect of the subordinated debt securities.

        Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

        Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

        If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

  •
  any dissolution or winding-up or liquidation or reorganization of B&G Foods, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

  •
  any general assignment by us for the benefit of creditors; or

  •
  any other marshaling of our assets or liabilities.

        In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the applicable indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

        Unless otherwise indicated in an applicable prospectus supplement, the applicable indenture will not limit the issuance of additional senior indebtedness.

        Unless otherwise indicated in an applicable prospectus supplement, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

        Unless an accompanying prospectus supplement states otherwise, we may not (1) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (2) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

  •
  we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the applicable indenture;

  •
  immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

  •
  we or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (if other than us) would, on the date of such transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

  •
  be permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the applicable indenture; or

  •
  have a fixed charge coverage ratio that is equal to or greater than our fixed charge coverage ratio immediately prior to the consolidation, merger, sale, assignment, transfer, conveyance or other disposition; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

        Unless an accompanying prospectus supplement states otherwise, the following shall constitute "events of default" under the applicable indenture with respect to each series of debt securities:

  •
  we default for 30 consecutive days in the payment when due of interest on the debt securities;

  •
  we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

  •
  our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

  •
  except as permitted by the applicable indenture, if debt securities are guaranteed, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee;

  •
  certain events of bankruptcy, insolvency or reorganization of B&G Foods; or

  •
  any other event of default provided with respect to securities of that series.

        Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under any indenture shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

        Any past default under an indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

        The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

        The trustee, subject to its duties during default to act with the required standard of care, may require indemnification satisfactory to it by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

        No holder of a debt security of any series may institute any action against us under any indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

        We will be required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

        We may discharge or defease our obligations under each indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

        We or, if applicable, any guarantor may discharge certain obligations to holders of any series of debt securities issued under any indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

        If indicated in the applicable prospectus supplement, we, or, if applicable, the guarantors, may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series and all obligations with respect to guarantees in the case of guarantors (except in all cases as otherwise provided in the relevant indenture) ("legal defeasance") or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer's certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

        We may exercise our legal defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

        Under the applicable indenture, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indenture will require the consent of each holder of debt securities that would be affected by any modification which would:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

  •
  reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

  •
  waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  make any debt security payable in money other than that stated in the debt securities;

  •
  make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

  •
  except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

  •
  release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

  •
  make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

  •
  make any change in the preceding amendment and waiver provisions.

        The indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indenture.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the applicable record date.

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Securities Exchange Act of 1934, as amended (the Exchange Act) and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

  •
  we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

  •
  there has occurred and is continuing a default or event of default with respect to the debt securities.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by us under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

        Each indenture and applicable debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

        The trustee under each indenture will be set forth in any applicable prospectus supplement.

Conversion or Exchange Rights

        The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus.

General

        We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased, if not U.S. dollars;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not U.S. dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreement and warrants may be modified;

  •
  federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

        If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

        The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

        Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

        Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

        The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

  •
  to cure any ambiguity;

  •
  to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

  •
  to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully-registered or global form.

        The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.

PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters and, if required, any dealers or agents;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        We may distribute the securities from time to time in one or more transactions at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  varying prices determined at the time of sale related to such prevailing market prices; or

  •
  negotiated prices.

        Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

  •
  on or through the facilities of any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; or

  •
  to or through a market maker otherwise than on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

        Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

        We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        In addition, we may sell some or all of the securities covered by this prospectus through:

  •
  purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

  •
  block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We will include in the applicable prospectus supplement the names of any dealers and the terms of the transaction.

        In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the Securities Act).

        We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

LEGAL MATTERS

        In connection with particular offerings of our securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and for the years ended December 29, 2012, December 31, 2011 and January 1, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. B&G Foods' SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

  •
  our annual report on Form 10-K for the fiscal year ended December 29, 2012 filed on February 26, 2013;

  •
  our quarterly report on Form 10-Q for the quarter ended March 30, 2013 filed on April 25, 2013;

  •
  our current reports on Form 8-K filed on March 4, 2013 and May 7, 2013;

  •
  our definitive proxy statement on Schedule 14A filed on March 28, 2013; and

  •
  the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-32316) filed on May 16, 2007, as amended by Item 5.03 of our Current Report on Form 8-K filed on August 13, 2010, and including any future amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) after the date of this prospectus and prior to the completion of the offering of any securities covered by this prospectus. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of any securities covered by this prospectus will update and supersede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

        You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.